Exhibit 2.1*

Execution Version

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

by and among

HARTMARX CORPORATION, and certain of its subsidiaries named herein as Sellers,

and

EMERISQUE BRANDS UK LIMITED and SKNL NORTH AMERICA, B.V.

as Purchasers

Dated as of June 1, 2009

*
In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the asset purchase agreement in this exhibit have not been filed.  The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

TABLE OF SCHEDULES

Schedule 1.1(b)	Credits and Prepaid Items Acquired by Purchasers
Schedule 1.1(c)(i)	Customer Contracts
Schedule 1.1(c)(ii)	Supplier Contracts
Schedule 1.1(c)(iii)	License Agreements
Schedule 1.1(c)(iv)	Other Contracts
Schedule 1.1(e)	Inventory
Schedule 1.1(f)(i)	Acquired Owned Real Property
Schedule 1.1(f)(ii)	Acquired Leased Real Property
Schedule 1.1(g)	Tangible Personal Property
Schedule 1.1(h)	Trademarks
Schedule 1.1(i)	Software
Schedule 1.1(k)	Bank Accounts and Lockbox Arrangements
Schedule 1.1(A)	Contracts and Leases Purchasers May Not Assume
Schedule 1.2(n)	Other Rights, Properties and Assets Comprising Excluded Assets
Schedule 1.3(g)	Other Liabilities and Obligations Comprising Assumed Liabilities
Schedule 3.1	Outstanding Equity and Membership Interests of Sellers
Schedule 3.3	Third Party Consents
Schedule 3.7	Title to Acquired Assets
Schedule 3.8	Absence of Certain Developments
Schedule 3.9	No Undisclosed Liabilities
Schedule 3.11	Litigation
Schedule 3.12(a)	Intellectual Property
Schedule 3.12(d)	Claims and Violations of Intellectual Property
Schedule 3.13(a)(i)	Owned Real Property
Schedule 3.13(a)(ii)	Leases
Schedule 3.13(a)(iv)(1)	Validity of Assumed Leases
Schedule 3.13(c)	Environmental Matters Relating to Real Property
Schedule 3.14(a)	Benefit Plans
Schedule 3.14(b)	Reportable Events
Schedule 3.14(c)	Payments or Vesting under Benefit Plans
Schedule 3.14(d)	Continuing Medical, Disability and Life Insurance under Benefit Plans
Schedule 3.15(b)	Labor Matters
Schedule 3.15(c)	Collective Bargaining Agreements
Schedule 3.16	Material Contracts
Schedule 3.17	Validity of Assigned Contracts
Schedule 3.18	Customers and Suppliers
Schedule 3.22	Affiliate Transactions
Schedule 3.23	SEC Documents; Financial Statements
Schedule 3.24	Unaudited Financial Statements
Schedule 4.3	Purchasers’ Required Consents
Schedule 5.1	Conduct of Business by Sellers Pending Closing
Schedule 5.12	Existing Letters of Credit
Schedule 5.13(a)	Hired Employees
Schedule 6.1(b)	Required Governmental Entity Consents
Schedule 6.3(m)	Required Third Party Consents

TABLE OF EXHIBITS

Exhibit A Exhibit B Exhibit C	Brand Names Form of Assignment and Assumption Agreement Form of Sale Order
Exhibit D	Form of Bill of Sale
Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K Exhibit L Exhibit M Exhibit N
Assignment of Patents
Assignment of Trademarks
Assignment of Copyrights
Assignment of Domain Names
Form of Transition Services Agreement
Form of Bidding Procedures
Form of Bidding Procedures Order
Top 15 Finished Goods/Piece Goods Suppliers
Terms of Junior Secured Note
Wool Refund Payments Letter

v

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2009 (the “Effective Date”), is made by and among Hartmarx Corporation, a Delaware corporation (“Parent”) and the selling subsidiaries named on Appendix I hereto (collectively, other than Canadian Sub, the “Sellers”), Emerisque Brands UK Limited, a company formed under the laws of England and Wales (“Emerisque”) and SKNL North America, B.V., a company incorporated under the laws of The Netherlands (“SKNL”, collectively with Emerisque and any of their permitted designees, the “Purchasers”), and, for purposes of Sections 7.2(c) and 8.10 only, S. Kumars Nationwide Limited, a company incorporated under the laws of India (“SKNL Parent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article IX.

WHEREAS, Sellers, Canadian Sub, Purchasers and SKNL Parent (solely for purposes of Sections 7.2(c) and 8.10) have entered into that certain Asset Purchase Agreement dated as of May 21, 2009 (the “Original Agreement”);

WHEREAS, Sellers, Canadian Sub, Purchasers and SKNL Parent desire to amend and restate the Original Agreement in its entirety as hereinafter set forth;

WHEREAS, Sellers are engaged in the business of designing, manufacturing, marketing, distributing and selling men’s and women’s apparel under the Brand Names, both owned and under license, through retail, department and specialty stores and directly to consumers through retail stores, catalogs and e-commerce websites (the “Business”);

WHEREAS, on January 23, 2009 (the “Petition Date”), each Seller filed a voluntary petition (the “Petitions”) for relief commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”);

WHEREAS, the Purchasers desire to purchase, and the Sellers desire to sell to the Purchasers, the Acquired Assets, and the Purchasers are willing to assume, and the Sellers desire to assign and delegate to the Purchaser, the Assumed Liabilities, upon the terms and conditions hereinafter set forth (the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities are collectively referred to herein as the “Asset Purchase”);

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement and the Canadian Agreement through a sale of the Acquired Assets and the Canadian Acquired Assets pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and the Canadian Sale Process; and

WHEREAS, the execution and delivery of this Agreement by Sellers and Sellers’ ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order by the Bankruptcy Court under, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1        Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, including approval of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Sellers shall sell, assign, transfer, convey, and deliver to the Purchasers, and the Purchasers shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances) and accept from the Sellers, all right, title and interest of the Sellers in and to all rights, properties and assets of the Sellers (other than the Excluded Assets), of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the Business (collectively, the “Acquired Assets”), including, without limitation all right, title and interest of each Seller in, to or under:

(a)         all Accounts Receivable existing on the date hereof or arising in the ordinary course of the Business after the date hereof, except to the extent that any of the foregoing are collected, paid, satisfied or discharged on or prior to the Closing;

(b)         all credits, claims for refunds, prepaid expenses, prepaid rent, and prepaid items relating to the Business, including without limitation, such of the foregoing as are listed and described on Schedule 1.1(b);

(c)         all Contracts listed or described in Schedules 1.1(c)(i), (c)(ii), (c)(iii) and (c) (iv) other than those excluded pursuant to the next to last paragraph of this Section 1.1, as the same may be supplemented pursuant to the next to last paragraph of this Section 1.1 (the “Assigned Contracts”):

(i)                 all of the Contracts between any Seller and a customer relating to the Business (the “Customer Contracts”), including without limitation, such of the foregoing as are listed or described on Schedule 1.1(c)(i) or that relate to the Business or arise in the ordinary course of the Business after the date hereof;

(ii)                 the Contracts between any Seller and a vendor or other third party providing goods or services relating to the Business (the “Supplier Contracts”), including without limitation, such of the foregoing as are listed or described on Schedule 1.1(c)(ii) or that relate to the Business and arise in the ordinary course of the Business after the date hereof;

(iii)                 the licenses, sublicenses or other Contracts to which a Seller is a party or otherwise bound pursuant to which Sellers have granted,

 been granted, have given, or have obtained any right to use any Intellectual Property that is material to the Business or is otherwise related to the Acquired Assets, including without limitation such of the foregoing as are listed or described on Schedule 1.1(c)(iii) (the “License Agreements”); and

(iv)                 all Material Contracts not otherwise covered by clauses (i)-(iii) above and the other Contracts and arrangements that are listed or described on Schedule 1.1(c)(iv).

(d)         any rights, claims or causes of action of Sellers against third parties arising out of events occurring prior to the Closing Date, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, excluding only the rights, claims and causes of action that are identified as Excluded Assets in Section 1.2;

(e)         all inventory, finished goods, goods in transit, works in process, samples, raw materials, packaging materials and other materials used or held for use in the operation of the Business or held by third parties, whether on consignment or not, including without limitation such of the foregoing as are listed or described on Schedule 1.1(e) (collectively, the “Inventory”);

(f)         (i) the Owned Real Property used in the operation of the Business that is listed and described on Schedule 1.1(f)(i) (the “Acquired Owned Real Property”) and (ii) all Leases of Leased Real Property used in the operation of the Business that are listed and described on Schedule 1.1(f)(ii), other than such Leases that are excluded pursuant to the next to last paragraph of this Section 1.1, as the same may be supplemented pursuant to the next to last paragraph of this Section 1.1 (such Leases, the “Assumed Leases” and the Leased Real Property subject thereto, the “Acquired Leased Real Property”);

(g)         all machinery, equipment, computers, furniture, furnishings, fixtures, office supplies, vehicles, tools, order entry devices and all other tangible personal property owned by the Sellers that are used in the operation of the Business and located on any Owned Real Property or on any Leased Real Property (collectively, the “Tangible Personal Property”), including, without limitation, such of the foregoing as are listed or described on Schedule 1.1(g);

(h)         all Trademarks that are listed on Schedule 1.1(h), and each of the following used in connection with such Trademarks or products manufactured and sold under or that are used in connection with such Trademarks as of the Effective Date: all trade dress, logos, slogans, Domain Names, and other similar designations of source or origin, together with the goodwill symbolized by, and any registrations and applications for, the foregoing; Patents; Copyrights (other than Software); know-how, Trade Secrets, and rights in proprietary processes, formulae, Customer Lists, and supplier lists; and all other Intellectual Property owned, used or licensed by Sellers;

(i)         all rights in the computer software programs and information technology systems listed or described on Schedule 1.1(i) (the “Software”);

(j)         all Permits issued to the Sellers by any Governmental Entity relating to the operation of the Business and any subsidies and remissions provided by any Government Entity to Sellers with respect to the Business;

(k)         the bank accounts and lockbox arrangements relating to the Business that are listed or described on Schedule 1.1(k) (excluding all rights or incidents of interest with respect to the cash or cash equivalents in such bank accounts or lock box arrangements on or before the Closing Date);

(l)         all Documents except those (i) specifically excluded under Section 1.2(l) or (ii) relating to employees of Sellers who are not Hired Employees;

(m)                all of Sellers’ rights, to the extent they are transferable, to make claims, and to receive the proceeds of any such claims, (i) under property or casualty insurance policies maintained by or on behalf of Sellers, or any of them, for any loss to an Acquired Asset occurring prior to Closing that is covered by such policies, and (ii) under liability insurance policies maintained by or on behalf of Sellers, or any of them, with respect to any Assumed Liability;

(n)         all goodwill associated with the Business or the Acquired Assets;

(o)         all telephone and telephone facsimile numbers and other directory listings used in connection with the Business;

(p)         all original artwork, prints, lithographs, etchings, oil paintings, watercolor drawings and other similar works of art located at any Owned Real Property or Leased Real Property;

(q)         all rights of Sellers under letters of credit or similar instruments issued by third parties naming any Seller as a beneficiary thereunder relating to the Acquired Assets; and

(r)         all other or additional privileges, rights and interests associated with the Acquired Assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued operation of, the Business as presently being operated.

Notwithstanding anything herein to the contrary, at any time prior to Closing, Purchasers shall be entitled in their sole discretion to remove any Contracts or Leases from the lists of Assigned Contracts and Assumed Leases by providing written notice thereof to Sellers, and any Contracts or Leases so removed shall not constitute Acquired Assets at Closing. At any time prior to Closing, Purchasers shall be entitled in their sole discretion to request the Sellers to add to the lists of Assigned Contracts and Assumed Leases any Contracts or Leases of Sellers by

providing written notice thereof to Sellers, and any Contracts or Leases so added shall constitute Acquired Assets; provided that Purchasers shall not be entitled to add to the list of Assigned Contracts or Assumed Leases any Contracts or Leases of Sellers that, as of the date Purchasers provide written notice to Sellers, (i) any Sellers have rejected by order of the Bankruptcy Court, (ii) that have terminated or expired pursuant to their terms or by order of the Bankruptcy Court, or (iii) that are set forth on Schedule 1.1(A). If Purchasers add any Contracts or Leases to the Assigned Contracts or Assumed Leases in accordance with the foregoing, then, at the Purchasers’ request, and subject to Section 1.5, Sellers shall take such steps as are necessary to cause such Contracts or Leases to be assumed by the Sellers and assigned to the Purchasers, including promptly filing appropriate pleadings with the Bankruptcy Court to obtain approval of such assumption and assignment.

At any time prior to three (3) Business Days prior to the date of the Auction, Purchasers may, in their sole discretion by written notice to Sellers, designate any of the Acquired Assets other than Assigned Contracts and Assumed Leases as additional Excluded Assets, which notice shall set forth in reasonable detail the Acquired Assets so designated. Purchasers acknowledge and agree that there shall be no reduction in the Purchase Price if they elect so to designate any Acquired Assets as Excluded Assets.

Section 1.2        Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the “Excluded Assets”) will not be included in the Acquired Assets, and Sellers shall retain all right, title and interest in, to and under the Excluded Assets:

(a)   all cash, cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank accounts, or marketable securities of the Sellers;

(b)   all of the Accounts Receivable that have been satisfied or discharged prior to the Closing;

(c)   all intercompany payables, liabilities and obligations (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) owed or payable to any Sellers or any affiliate thereof or as to which any Seller or any affiliate thereof is an obligor or is otherwise responsible or liable;

(d)   all of the Contracts that have terminated or expired prior to the Closing in the ordinary course of the Business;

(e)   all Contracts, and all of Sellers’ rights thereunder, that are not Assigned Contracts (the “Excluded Contracts”);

(f)    all Owned Real Property other than Acquired Owned Real Property;

(g)   all Leases other than the Assumed Leases, after giving effect to the terms set forth in the next to last paragraph of Section 1.1, and any letters of credit relating thereto;

(h)   any Inventory sold prior to the Closing in the ordinary course of the Business consistent with past practice;

(i)    any Tangible Personal Property disposed of in the ordinary course of the Business consistent with past practice;

(j)    any right the Sellers have with respect to any deferred Tax assets or any refund for Taxes;

(k)   any shares of capital stock or other equity interest of any Seller or any affiliate thereof or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any affiliate thereof;

(l)    the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Sellers or any affiliate thereof as well as any other Documents relating to the Sellers or any affiliate thereof related primarily to an Excluded Asset or Excluded Liability;

(m)  all avoidance actions and other causes of action under Sections 544 through 553, inclusive, of the Bankruptcy Code;

(n)   any right, property or asset that is listed or described on Schedule 1.2(n);

(o)   any rights, claims or causes of action of Sellers arising under this Agreement or the Ancillary Documents;

(p)   all receivables, claims or causes of action related primarily to any Excluded Asset;

(q)   all letters of credit related solely to any Excluded Asset;

(r)    all rights under (i) insurance policies relating to claims for losses related primarily to any Excluded Asset or Excluded Liability or (ii) directors’ and officers’ insurance policies or similar fiduciary policies; and

(s)   any asset of Sellers that would constitute an Acquired Asset (if owned by Sellers on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date as permitted by the terms of this Agreement.

Section 1.3        Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchasers shall execute and deliver to Sellers the Assignment and Assumption Agreement pursuant to which Purchasers shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (without duplication) (collectively the “Assumed Liabilities”) and no others:

(a)   all customer and consumer programs in the ordinary course of the Business, including gift certificates, customer deposits, store credits, product returns, promotional discounts and allowances;

(b)   all Liabilities of any Seller under each of the Assigned Contracts and the Assumed Leases arising after the Closing in respect of which the Bankruptcy Court has approved its assumption by, and assignment to, the Purchasers or, if required, a Third Party Consent has been obtained;

(c)   all Liabilities related to the Des Plaines Mortgage Loan;

(d)   amounts incurred in the ordinary course of business consistent with past practice that are current in nature (and not past due) and are owed to suppliers and service providers in respect of goods and services provided after the Petition Date to or for the benefit of the Acquired Assets that would have an administrative priority claim attached to them under Section 503(b)(1) of the Bankruptcy Code (collectively, “Eligible Administrative Claims”); provided, however, that (i) any amounts owed to any supplier set forth on Exhibit L must be on payment terms consistent with the terms set forth on Exhibit L in order to qualify as Eligible Administrative Claims, and (ii) Eligible Administrative Claims shall not include the claims of any suppliers or service providers to the Sellers since the Petition Date that provide for payment terms in excess of seven days unless otherwise set forth on Exhibit L; and provided, further, that all Eligible Administrative Claims shall be payable on the later of (i) 60 days after Closing and (ii) their respective scheduled payment dates.

(e)   (i) accrued payroll (including accrued payroll Taxes) for all current employees of Sellers and (ii) accrued (to the extent not paid by Sellers) and unused paid time off (“PTO”) to which the Hired Employees are entitled pursuant to the PTO policies of the Sellers applicable to such Hired Employees immediately prior to the Closing Date (the “PTO Policies”), and Purchasers shall permit such Hired Employees to use such PTO in accordance with Purchasers’ PTO policies; provided that during the period between the date hereof and the Closing Date, Sellers shall not modify or amend the PTO Policies with respect to the Hired Employees;

(f)    all Cure Costs; and

(g)   the other liabilities and obligations described on Schedule 1.3(g).

Section 1.4        Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchasers shall not assume and shall not be obligated to assume or be obliged to discharge any Liability of any Seller, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (collectively the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include the following:

(a)           any Liability of Sellers or their directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder’s or broker’s fees and expenses and any and all fees and expenses of any representatives of Sellers;

(b)           other than as specifically set forth herein, any Liability relating to (x) events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, (y) the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business) or (z) the Chapter 11 Cases;

(c)           except as set forth in Section 1.3(d), amounts owed to vendors and service providers in respect of goods and services arising in the ordinary course of the Business on or after the Petition Date and existing as of or immediately prior to the Closing and that would have an administrative priority claim attached to them under Section 503(b)(1) or Section 503(b)(9) of the Bankruptcy Code;

(d)           except as set forth in Section 1.3(e), any Liability to any Person at any time employed by Sellers or their predecessors-in-interest at any time or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by Sellers or their predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation (except as otherwise specifically set forth herein), all Liabilities arising (i) under any benefit plans, including any key employee incentive plan approved by the Bankruptcy Court, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(e)           any Liability relating to the Acquired Assets based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to: (i) Hazardous Substances or Environmental Laws, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (iii) compliance with any Legal Requirement relating to any of the foregoing;

(f)           any Liability of Sellers and their Affiliates under Title IV of ERISA;

(g)           any Liability of Sellers and their Affiliates under COBRA or the WARN Act;

(h)           any pension, retirement, welfare, severance, change of control or deferred compensation Liability of Sellers to their current or former employees which are accrued as of the Closing Date, whether or not under any Benefit Plan;

(i)           except as provided in Section 8.4, any Liability for Taxes attributable to periods ending on or prior to the Closing Date;

(j)           any Liability incurred by Sellers or their respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Closing Date;

(k)           any Liability of Sellers to any Person on account of any Action or Proceeding, to the extent such Action or Proceeding either exists as of Closing or relates to a period ending on or prior to the Closing Date; and

(l)           any Liability relating to or arising out of the ownership or operation of an Excluded Asset.

Section 1.5        Assignment of Assigned Contracts and Assumed Leases. To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 1.5, Sellers shall assume and transfer and assign all Assigned Contracts and Assumed Leases to Purchasers pursuant to Sections 363 and 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in the Sale Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement or in any Ancillary Document to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or Permit or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would constitute a breach or in any way adversely affect the rights of the Purchasers or Sellers thereunder. If with respect to any Assigned Contract or Permit (other than any such Assigned Contract or Permit for which a Third Party Consent is required, such consent is not obtained or such assignment is not obtainable pursuant to Section 365 of the Bankruptcy Code), then such Assigned Contract or Permit shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Assigned Contracts and Permits without any reduction in the Purchase Price. In the case of Assigned Contracts or Permits (other than any such Assigned Contract or Permit for which a Third Party Consent is required) or any bank accounts or lockbox arrangements (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at the Purchasers’ sole expense, reasonably cooperate with the Purchasers in endeavoring to obtain such consent and, if any such consent is not obtained, Sellers shall, following the Closing, at the Purchasers’ sole expense, cooperate with the Purchasers in all reasonable respects to provide to the Purchasers the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code) shall, following the Closing, at the Purchasers’ sole expense, reasonably cooperate with the Purchasers to provide to the Purchasers the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 1.5 shall (x) require any Seller or any affiliate thereof to make any significant expenditure or incur any significant obligation on its own or on behalf of the Purchasers or (y) prohibit any Seller or any affiliate thereof from ceasing operations or winding up its affairs following the Closing; provided, further, that nothing in this Section 1.5 shall require Purchasers to reimburse Sellers for any attorneys’ fees and expenses incurred by Sellers in complying with their obligations under this Section 1.5.

Section 1.6        Purchase Price.  In consideration for the Acquired Assets, the Purchasers shall, in addition to the assumption of the Assumed Liabilities, (i) pay to Wachovia as agent for the DIP Lenders at the Closing consideration equal to $83,964,000 (the “Base Purchase Price”) (representing seventy-two percent (72%) of the DIP Balance as of  May 8, 2009) and (ii) deliver to Wachovia as agent for the DIP Lenders a junior subordinated secured note (the “Junior Secured Note”) in the principal amount of $5.5 million, containing the terms set forth on Exhibit M.  The Base Purchase Price will be subject to adjustment pursuant to Section 1.7 below (as so adjusted, the “Adjusted Base Purchase Price”). The “Purchase Price” shall consist of the sum of the aggregate value of the Assumed Liabilities, the Adjusted Base Purchase Price and the principal amount of the Junior Secured Note.

Section 1.7        Base Purchase Price Adjustment.  (a)  Immediately following the close of business on the day prior to the Closing Date, Sellers shall deliver to Purchasers the DIP Balance Certificate.  The Base Purchase Price will then be subject to adjustment immediately prior to the Closing as follows:

(i)                 the Base Purchase Price shall be adjusted based on the amount obtained by subtracting seventy-two percent (72%) of the Pre-Closing DIP Balance from the Base Purchase Price (the “Adjustment Amount”);

(ii)                 if the Adjustment Amount is a positive number, the Adjusted Base Purchase Price shall be the Base Purchase Price less the Adjustment Amount; and

(iii)                 if the Adjustment Amount is a negative number, the Adjusted Base Purchase Price shall be the Base Purchase Price plus the absolute value of the Adjustment Amount.

 (b)  The Adjusted Base Purchase Price shall be paid in cash except to the extent of the face value of letters of credit included therein that are assumed or replaced by Purchasers at Closing.

Section 1.8        Allocation of Purchase Price for Tax Purposes. Within sixty (60) days after the Closing, Purchasers shall deliver to Sellers for Sellers’ review and approval allocation schedules(s) (the “Allocation Schedule(s)”) allocating the Purchase Price, including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Acquired Assets. The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Sellers agree that, following their approval of the Allocation Schedule(s), such approval not to be unreasonably withheld, Sellers shall sign the Allocation Schedule(s) and return an executed copy thereof to Purchasers, it being understood and agreed that on or before the twentieth (20th) Business Day following their receipt of the Allocation Schedule(s) from Purchasers as herein provided, Sellers shall either deliver an executed copy thereof to Purchasers or, in the event that Sellers shall have objections to all or any portion of the Allocation Schedule(s), Sellers shall deliver to Purchasers a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objection of Sellers thereto. In the event that Sellers shall deliver a written objection to the Allocation Schedule(s), Sellers and Purchasers shall thereafter work in good faith to resolve any and all objections set forth therein, and upon the resolution of all such objections, Sellers and Purchasers shall execute and deliver to the other Parties a signed copy of such agreed upon Allocation Schedule(s). Purchasers and Sellers will each file IRS Form 8594 and all Tax Returns, in accordance with the Allocation Schedule(s) that are agreed upon by Sellers and Purchasers pursuant to the terms of this Section 1.8. Purchasers, on the one hand, and Sellers, on the other hand, each agrees to provide the other promptly with any other information required to complete any such forms.

ARTICLE II

THE CLOSING

Section 2.1        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. local time on the later of (i) the same day as the conditions set forth in Article VI shall have been satisfied or waived and (ii) at such other time, date and place as shall be fixed by agreement among Sellers and Purchasers (the date of the Closing being herein referred to as the “Closing Date”). For financial, accounting, Tax and economic purposes, including risk of loss, and for all other purposes under this Agreement, upon the occurrence of the Closing, the Closing shall be deemed to have occurred at 12:01 a.m. (Chicago time) on the Closing Date.

Section 2.2        Deliveries at Closing.

(a)         At the Closing, the Sellers shall deliver to the Purchasers, or with respect to clause (iii) below, shall make available to the Purchasers at their then present location:

(i)                 one or more Bills of Sale, including a transfer of all Intellectual Property owned by the Sellers and included in the Acquired Assets but that is not covered in the instruments of assignment identified in Section 2.2(a)(ii), Deeds with respect to each Acquired Owned Real Property, the Assignment and Assumption Agreement, which shall include, but not be limited to, the assignment and assumption of the Lease of each Acquired Leased Real Property, and each other Ancillary Document to which any Seller is a party, duly executed by the appropriate Sellers;

(ii)                 instruments of assignment of the Patents (the “Assignment of Patents”), Trademarks (the “Assignment of Trademarks”), Copyrights (the “Assignment of Copyrights”) and Domain Names (the “Assignment of Domain Names”) that are owned by Sellers and included in the Acquired Assets, if any, duly executed by Sellers, in form for recordation with the appropriate Governmental Authorities, substantially in the form of Exhibits E, F, G and H, respectively;

(iii)                 all material artwork, sketches, designs, drawings and copyrighted materials (registered and unregistered) that are included in the Acquired Assets, including all existing archives thereof, in the form maintained by Sellers and all existing hard copies of the foregoing, in each case as in Sellers’ possession;

(iv)                 keys for the Acquired Owned Real Property and the Acquired Leased Real Property, the combinations for any safes located on the Acquired Owned Real Property and the Acquired Leased Real Property, and the access codes for any electronic security systems located on the Acquired Owned Real Property and the Acquired Leased Real Property;

(v)                 a certified copy of the Sale Order;

(vi)                 copies of all Third Party Consents;

(vii)                 the officer’s certificates required to be delivered pursuant to Sections 6.3(a), (b) and(f);

(viii)                 a certificate executed by each Seller that transfers a United States real property interest (as defined in Section 897(c) of the Code) pursuant to this Agreement, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(ix)                 the transition services agreement to be entered into between the Sellers and the Purchasers (the “Transition Services Agreement”), substantially in the form of Exhibit I attached hereto, and a “Reverse Transition Services Agreement” (herein so called) in substantially the same form as the Transition Services Agreement but with Purchasers providing certain transition services to Sellers necessary for the administration of the Chapter 11 Cases, duly executed by each Seller;

(x)                 the Loan Assignment and Assumption Agreements, duly executed by HSM Real Estate LLC and Hart Schaffner & Marx;

(xi)                 a closing statement, duly executed by Sellers, setting forth customary real property matters;

(xii)                 all other previously undelivered certificates and other documents required to be delivered by the Sellers to the Purchasers at or prior to the Closing Date in connection with the Asset Purchase;

(xiii)                 unconditional commitments (the “Title Commitments”) by the Title Company to issue ALTA owners title insurance policies insuring the interest of Purchasers in the Acquired Owned Real Property following the consummation of the transactions contemplated hereby, subject only to Permitted Encumbrances and such other exceptions as are reasonably acceptable to Purchasers, and with such endorsements as Purchasers shall reasonably require; provided that such endorsements shall not include any endorsement the issuance of which requires that a survey, zoning opinion or similar third party work product be delivered to the Title Company unless Purchasers obtain same at Purchaser’s expense;

(xiv)                 owner’s affidavits, duly executed by the applicable Sellers, in a form reasonably acceptable to the Title Company to issue title policies in accordance with the Title Commitments without the standard or pre-printed exceptions contained in the Title Commitments (other than any standard or pre-printed exceptions that can only be deleted by delivery of a survey to the Title Company), together with all other items within Sellers’ control that are reasonably required by the Title Company to issue such title policies, provided, that any requirements contained in the Title Commitments that are not waived or deleted by the Title Company shall be deemed to be reasonable; and

(xv)                 such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, and any other documents and writings (either executed counterparts or otherwise) required or reasonably requested by Purchasers to vest in Purchasers all the right, title and interest of Sellers in, to or under any or all the Acquired Assets, each in form and substance reasonably satisfactory to Purchasers.

(b)         At the Closing, the Purchasers shall deliver to the Sellers or Wachovia as provided in this Agreement:

(i)                 the cash portion of the Adjusted Base Purchase Price by wire transfer in immediately available funds to an account or accounts designated by the Sellers;

(ii)                 the Junior Secured Note;

(iii)                 the Assignment and Assumption Agreement and each other Ancillary Document to which the Purchasers are party, duly executed by the Purchasers;

(iv)                 the Transition Services Agreement (and the Reverse Transition Services Agreement) duly executed by the Purchasers;

(v)                 the Loan Assignment and Assumption Agreements, duly executed by one or more designee of the Purchasers;

(vi)                 the officer’s certificates required to be delivered pursuant to Sections 6.2(a) and (b);

(vii)                 a closing statement, duly executed by Purchaser, setting forth customary real property matters;

(viii)                 all other previously undelivered certificates and other documents required to be delivered by the Purchasers to the Sellers at or prior to the Closing Date in connection with the Asset Purchase; and

(ix)                 any other documents, instruments and writings (either executed counterparts or otherwise) required or reasonably requested by Sellers to be delivered by Purchasers pursuant to this Agreement for Sellers to transfer and assign the Assumed Liabilities to Purchasers and for Purchasers to assume the Assumed Liabilities, each in form and substance reasonably satisfactory to Sellers and Purchasers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

 As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally represents and warrants to Purchasers and agrees as follows:

Section 3.1        Organization. Each Seller is an entity duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate and use the Acquired Assets and to carry on the Business as now conducted. Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Material Adverse Effect. The Sellers have heretofore made available to the Purchasers a complete and correct copy of the organizational documents of each Seller, as currently in effect. Except as set forth in Schedule 3.1, Sellers do not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person.

Section 3.2        Authority of Sellers. Each Seller has full power and authority to execute, deliver and, subject to the entry of the Sale Order, perform its obligations under this Agreement and each of the Ancillary Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by each Seller have been duly authorized and approved by each Seller’s board of directors (or similar governing body) and, subject to the entry of the Sale Order, do not require any authorization or consent of any Seller’s shareholders or members that has not been obtained. This Agreement has been duly authorized, executed and delivered by Sellers and (assuming this Agreement constitutes a valid and binding obligation of the Purchasers), subject to the entry of the Sale Order, is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, and each of the

Ancillary Documents to which each Seller is a party has been duly authorized by Sellers and upon execution and delivery by Sellers and subject to the entry of the Sale Order, will be a legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

Section 3.3        Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by any Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Asset Purchase, except for (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) Required Consents and the Third Party Consents set forth on Schedule 3.3 and (c) consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4         No Violations. Subject to receipt of the Required Consents and the Third Party Consents, and after giving effect to the Sale Order, neither the execution and delivery of this Agreement or any of the Ancillary Documents by Sellers or the consummation by Sellers of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Sellers will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or permit the acceleration of any Liability or obligation, under (1) any charter (or similar governing instrument) or by-laws (or similar governing document) of any Seller, (2) any Permits, (3) any Order to which any Seller is bound or any Acquired Asset is subject, (4) any Legal Requirement affecting Sellers or the Acquired Assets, or (5) any Contract to which any Seller is a party or otherwise bound, except in the case of clauses (2), (3), (4), and (5) immediately above, for such conflicts, breaches, defaults, events of default or accelerations that would not reasonably be expected to have a Material Adverse Effect.

Section 3.5        Books and Records. The books, records and accounts of the Sellers maintained with respect to the Business accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of the Sellers with respect to the Business. No Seller has engaged in any transactions with respect to the Business, maintained any bank account for the Business or used any of the funds of any Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the books and records of the Sellers, maintained in all material respects in the ordinary course of the Business.

Section 3.6        Compliance with Laws; Permits.

(a)         Sellers are in compliance with all Legal Requirements applicable to their respective operations and the Business, except as would not reasonably be expected to have a Material Adverse Effect.

(b)         Sellers currently have all material Permits required for the operation of the Business as presently conducted and, subject to the effects of the filing of the Chapter 11 Cases, all such Permits are in full force and effect in all material respects. No Seller is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

(c)         The representations and warranties set forth in this Section 3.6 shall not be applicable to (i) Intellectual Property, which is covered by Section 3.12(d), (ii) Environmental Laws and Environmental Permits, which are covered by Section 3.13(c), or (iii) Legal Requirements applicable to the Owned Real Property and the Leased Real Property or to employment matters, which are covered by Sections 3.13(a)(iii) and 3.14, respectively.

Section 3.7        Title to Acquired Assets. Immediately prior to the Closing, Sellers will have and, upon delivery to Purchasers on the Closing Date of the instruments of transfer contemplated by Section 2.2, and subject to the terms of the Sale Order, Sellers will thereby transfer to Purchasers good, valid, marketable and insurable title in fee simple to the Acquired Owned Real Property, and good title to, or, in the case of property leased or licensed by the Seller, a valid leasehold or licensed interest in, all other tangible Acquired Assets, free and clear of all Encumbrances, except (a) as set forth on Schedule 3.7, (b) for the Assumed Liabilities and (c) for Permitted Encumbrances.

Section 3.8        Absence of Certain Developments. Except as set forth on Schedule 3.8, from December 1, 2008 to the Effective Date:

(a)         Sellers have conducted the Business in the ordinary course of the Business;

(b)         there have not occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events that have constituted, or which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect; and

(c)         no Seller has taken any action described in Section 5.1.

Section 3.9        No Undisclosed Liabilities. Except as set forth on Schedule 3.9 or in the Seller SEC Documents, none of the Sellers has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) required to be set forth on a balance sheet of such Seller or Parent, other than those (i) set forth in or reflected in the Parent’s balance sheet dated November 30, 2007 and included in the Seller SEC Documents, (ii) incurred in the ordinary course of the Business or as required by applicable Legal Requirement since December 1, 2007 or (iii) which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

Section 3.10      Brokers. Except for Moelis & Company LLC, whose fees, commissions and expenses, if any, are the sole responsibility of Sellers, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

                          Section 3.11       Litigation. Except as set forth on Schedule 3.11, there are no Proceedings pending or, to Sellers’ Knowledge, threatened against Sellers or to which Sellers are otherwise a party, by or before any Governmental Entity which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.11, Sellers are not subject to any Order of any Governmental Entity which would reasonably be expected to have a Material Adverse Effect.

Section 3.12      Intellectual Property.

(a)         Schedule 3.12(a) sets forth a true, correct and complete list, in all material respects, of all U.S. and foreign (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for Trademarks; (iii) registered Copyrights and pending applications for Copyrights; and (iv) all Domain Names, in each case which is owned by a Seller and which is material to the Business. Except as set forth on Schedule 3.12(a), Sellers are the sole record owners of all of the Intellectual Property set forth on Schedule 3.12(a), and all such Intellectual Property is subsisting and, to Sellers’ Knowledge, valid and enforceable. Subject to Section 1.5, Sellers will transfer to Purchasers, all of their right, title and interest in and to all Intellectual Property owned by Sellers, and all of their right and interest in all Intellectual Property licensed to Sellers, in each case to the extent included in the Acquired Assets.

(b)         Schedule 1.1(c)(iii) sets forth a true, correct and complete list, in all material respects, of all License Agreements, including any and all amendments and modifications thereto, and the Sellers have provided copies of all such License Agreements to Purchasers. Except as otherwise disclosed in Schedule 1.1(c)(iii), each License Agreement is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to Sellers’ Knowledge, the other parties thereto, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. Upon entry of the Sale Order and payment of the Cure Costs, (x) no Seller will be in breach or default of its obligations under any License Agreement, (y) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any of the License Agreements, and (z) to Sellers’ Knowledge, no other party to any of the License Agreements is in breach or default thereunder, except in the case of clauses (x), (y), and (z) for any breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(c)         To Sellers’ Knowledge, except as would not reasonably be expected to have a Material Adverse Effect, Sellers own, or have a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances and any Encumbrances arising pursuant to the terms of a License), all Intellectual Property necessary to conduct the Business.

(d)         Except as disclosed on Schedule 3.12(d), and except as would not reasonably be expected to have a Material Adverse Effect, (i) the conduct of the Business by Sellers (including the products currently sold by Sellers) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s intellectual property rights, and there has been no such claim or Action asserted or threatened in writing and that has not been resolved in the past four (4) years against any Seller, or to Sellers’ Knowledge, any other Person, and (ii) to Sellers’ Knowledge, no Person (including any current or former officer, director, employee or contractor of any Seller), is infringing, misappropriating or otherwise violating any Intellectual Property owned by Sellers, or to which Sellers have any exclusive license, in the conduct of the Business, and no such claims or Actions have been asserted or threatened in writing and that have not been resolved against any Person by Sellers, or, to Sellers’ Knowledge, any other Person, in the past four (4) years.

(e)         The Sellers have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets.

Section 3.13      Real Property.

(a)         Schedule 3.13(a)(i) contains a true and complete list, in all material respects, of all real property (including the common address thereof) which is owned by any Seller as of the Effective Date (collectively, the “Owned Real Property”). Schedule 3.13(a)(ii) contains a true and complete list, in all material respects, of all leases or other occupancy agreements (collectively, “Leases”) of real property leased by Sellers in connection with the Business as of the Effective Date (the “Leased Real Property”). Sellers have provided true, complete and correct copies of the Leases to Purchasers for each Assumed Lease, including any amendments thereto.

(i)                 Sellers have received all Permits that are necessary in connection with Sellers’ occupancy, ownership or leasing of the Acquired Owned Real Property and the Acquired Leased Real Property and the present use of the Acquired Owned Real Property and the Acquired Leased Real Property by Sellers does not violate the Permits applicable thereto, except where the failure to receive, or violation of, a Permit would not reasonably be expected to have a Material Adverse Effect.

(ii)                 No Seller has received written notice of, nor to Sellers’ Knowledge is there any threatened (A) condemnation, eminent domain, expropriation or similar proceeding affecting the Acquired Owned Real Property or the Acquired Leased Real Property, (B) proceeding to change the zoning classification of any portion of the Acquired Owned Real Property or the Acquired Leased Real Property or (C) imposition of any special assessments for public betterments affecting the Acquired Owned Real Property or the Acquired Leased Real Property, which in each of clauses (A), (B) and (C) would reasonably be expected to have a Material Adverse Effect.

(iii)                 The Acquired Owned Real Property and the Acquired Leased Real Property used by Sellers, and the present uses of the Acquired Owned Real Property and the Acquired Leased Real Property by Sellers, are in compliance with, and Sellers have received no written notice that they are in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Legal Requirement except for such noncompliance, default or violation that would not reasonably be expected to have a Material Adverse Effect.

(iv)                 Except as otherwise disclosed in Schedule 3.13(a)(iv)(1), each Assumed Lease is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to the Knowledge of the Sellers, the other parties thereto, in accordance with its terms. Since the Petition Date and to the Knowledge of Sellers, Sellers have performed all of their respective obligations under the Assumed Leases in all material respects, except with respect to obligations the Sellers are prohibited from performing pursuant to the automatic stay in connection with the Chapter 11 Cases.

(v)                 No third parties have any options to purchase and/or rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any of the Acquired Owned Real Property, other than any such rights that would not reasonably be expected to have a Material Adverse Effect.

(b)         Immediately prior to the Closing, Sellers will have good, valid, marketable and insurable title in fee simple to the Acquired Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(c)         Except as set forth in Schedule 3.13(c) or as would not reasonably be expected to have a Material Adverse Effect:

(i)            Sellers have all Environmental Permits necessary for the lawful operation of the Business as currently conducted.

(ii)           The current operations of the Business comply with, and are not subject to any Order that is not generally applicable to Persons engaged in a business similar to the Business with respect to, all applicable Environmental Laws.

(iii)           No Seller has received written notice (1) alleging that the activities of the Business are in violation of any Environmental Laws, (2) of the institution or threat of any claim or Proceeding against, or investigation of, such Seller by any Governmental Entity or third party related to Hazardous Substances or Environmental Law, or (3) of the investigation, remediation or removal of Hazardous Substances at, on, under or from the Acquired Owned Real Property or the Acquired Leased Real Property.

(iv)           There has been no Release of any Hazardous Substances at, on, under or from any of the Acquired Owned Real Property or the Acquired Leased Real Property, and to Sellers’ Knowledge, none of such properties has been used by any Person as a (A) landfill or (B) storage, treatment or disposal site for any type of hazardous waste as defined under the RCRA that would require a permit pursuant to the RCRA.

(v)           There are no claims or Proceedings by any employee pending or, to Sellers’ Knowledge, threatened, against any Seller that are premised on the exposure to asbestos or asbestos-containing material in any of the Acquired Owned Real Property or the Acquired Leased Real Property.

(vi)           The storage tanks that presently exist on, at or under any of the Acquired Owned Real Property or, to Sellers’ Knowledge, the Acquired Leased Real Property are currently operated and maintained in all material respects in accordance with all Environmental Laws and none of them is Releasing any Hazardous Substance.

(vii)            No Encumbrance (other than a Permitted Encumbrance) has been imposed or asserted on any Acquired Owned Real Property or any Acquired Leased Real Property used by Sellers by any Governmental Entity in connection with any Environmental Law.

(viii)                      Sellers have made available or provided Purchasers with copies of the most recent versions of the material documents, records and information in Sellers’ possession concerning the condition of the Environment at any of the Acquired Owned Real Property or Acquired Leased Real Property, whether generated by Sellers or others, including environmental audits and environmental site assessments.

Section 3.14      Employee Benefit Matters.

(a)         Schedule 3.14(a) sets forth, as of the date of this Agreement, a true and complete list of each (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA), (v) “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), (vi) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, (vii) employment (including offer letters other than those that make no promises of any term of employment or other benefit to be provided to the individual employee thereunder), termination, severance or “change in control” agreement and (viii) other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Sellers or any ERISA Affiliate is party, for the benefit of any employee or director or any former employee or director of Sellers (each such plan is referred to herein as a “Benefit Plan”). Each Benefit Plan is and has been written (if a writing is required), operated and administered in all material respects in accordance with its terms and applicable law (including ERISA and the Code). Sellers have provided Purchasers with copies of the most recent actuarial valuation for each Benefit Plan subject to the funding requirements of Section 412 of the Code.

(b)         With respect to each Benefit Plan subject to Title IV or Section 302 of ERISA (“Title IV Plan”), no material Liability under Title IV of ERISA has been incurred by Sellers or any ERISA Affiliate that has not been satisfied in full. No Benefit Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or 412 of the Code. Except as set forth on Schedule 3.14(b), no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan. No Title IV Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

(c)         No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated in this Agreement. Schedule 3.14(c) lists each Benefit Plan under which the consummation of the transactions contemplated hereby could, either alone or in combination with another event (i) entitle any current or former employee, director or officer of Sellers or any ERISA Affiliate to severance pay or any other material payment, or (ii) accelerate the time of payment or vesting, or increase materially the amount of compensation due any current or former employee, agent, consultant, adviser, director or officer of Sellers or any ERISA Affiliate.

(d)         Except as set forth on Schedule 3.14(d), no Benefit Plan provides any medical, disability or life insurance benefits to any employees of the Business after termination of employment (other than as required by COBRA or other applicable law).

(e)         Neither the Seller nor any ERISA Affiliate has incurred any liability for any material tax imposed under Sections 4971 through 4980G of the Code, or civil liability under Section 502 of ERISA. No “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA has occurred with respect to any Benefit Plan. Every Benefit Plan that is tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such plan is qualified, the Internal Revenue Service has not revoked, or threatened to revoke, such determination letter(s), and all amendments to such plans that are required to be adopted as a condition for retention of the plans’ tax-qualified status have been adopted.

(f)         All material levies, assessments or penalties made against Sellers pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Sellers, and Sellers have not been reassessed under any such legislation.

(g)         There are no pending or, to Sellers’ Knowledge, threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits) that could reasonably be excepted to result in the imposition of any Liability upon Purchasers.

Section 3.15      Labor Matters.

(a)         Except as would not reasonably be expected to have a Material Adverse Effect (i) Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, (ii) all wages and other amounts paid to employees have been properly reported on IRS Forms W-2, (iii) all required wage and employment Taxes have been withheld and remitted to the relevant Taxing authority, and (iv)

all persons classified by Sellers as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Sellers have fully and accurately reported their compensation on IRS Forms 1099 when required to do so and have withheld and remitted any required backup withholding amounts.

(b)         Except as disclosed on Schedule 3.15(b), there are no unfair labor practice charges or other employee-related complaints or claims against Sellers pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity by or concerning the employees, independent contractors or consultants of Sellers (including claims for compensation, bonus payments or other payments allegedly due under employment agreements), in each case that if decided adversely would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.15(b), Sellers have not been notified by any Governmental Entity in writing of any alleged violation by Sellers of applicable law that remains unresolved respecting employment, employment practices or terms and conditions of employment.

(c)         Except as set forth on Schedule 3.15(c), Sellers are not (i) party to any labor or collective bargaining agreement (the “Collective Bargaining Agreements”), (ii) currently negotiating any such agreement or (iii) obligated to negotiate any such agreement. As related to the Acquired Assets (x) no labor organization or group of Sellers’ employees has made a pending demand to Sellers for recognition or certification, (y) to the Sellers’ knowledge, there are no existing organization drives with respect to the employees of Sellers and (z) there are and have been no representation or certification proceedings, or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or were, to Sellers’ Knowledge, threatened to be brought, within the past three (3) years.

(d)         There are no organized strikes, slowdowns or work stoppages pending or, to Sellers’ Knowledge, threatened with respect to Sellers’ employees, nor has any such organized strike, slowdown or work stoppage occurred or, to Sellers’ Knowledge, been threatened within three (3) years prior to the date hereof.

Section 3.16      Contracts. Sellers are not party to any Contract that is a material purchase contract or purchase commitment of the Business for a quantity or amount in excess of the normal, ordinary, usual and current requirements for the operation of the Business. Schedule 3.16 lists all Material Contracts entered into as of the date of this Agreement, including all amendments and modifications thereto, and the Sellers have provided copies of all Material Contracts to Purchasers.

Section 3.17      Validity of Assigned Contracts. Except as set forth on Schedule 3.17, each Assigned Contract is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with the terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. Upon the entry of the Sale Order and payment of the Cure Costs or obtaining any required Third Party Consent, (i) no Seller will be in breach or default of its obligations under any Assigned Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a default or event of default by any Seller under any Assigned Contract and (iii) to the Sellers’ Knowledge, no other party to any of the Assigned Contract is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

Section 3.18      Customers and Suppliers. Schedule 3.18 sets forth a true, complete and correct list of the Business’ ten (10) largest customers and twenty (20) largest vendors for the fiscal year ended November 30, 2008. Except as set forth on Schedule 3.18, as of the date hereof, Sellers have not received any written indication, or other valid notice in accordance with the terms of the applicable contract, from any supplier listed on Schedule 3.18 to the effect that such supplier will stop, or materially decrease the rate of or materially increase the prices for, supplying materials, products or services to the Business. Except as set forth on Schedule 3.18, as of the date hereof, Sellers have not received any written indication from any customer listed on Schedule 3.18 to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from the Business or that such customer seeks a materially different pricing structure for such materials, products or service.

Section 3.19      Accounts Receivable. All Accounts Receivable have arisen in the ordinary course of the Business, and represent or will represent, legal, valid, binding and enforceable obligations of a Seller, subject to applicable contras and offsets arising in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

Section 3.20      Equipment. All of the fixtures and other improvements to the Owned Real Property and Leased Real Property and all of the Tangible Personal Property other than Inventory included in the Acquired Assets are in good working order and repair (ordinary wear and tear excepted), except to the extent as would not reasonably be expected to have a Material Adverse Effect.

Section 3.21      Inventory. All Inventory consists of items of quantity and quality historically useable or saleable in the ordinary course of business, except for items of obsolete and slow-moving material and materials which are below standard quality that are not material to the financial condition or operation of the Business taken as a whole. Inventory on hand as of the date hereof was purchased in the ordinary course of the Business.

Section 3.22      Affiliate Transactions. Except as disclosed on Schedule 3.22, no controlled Affiliate of any Seller (other than another Seller) (a) is a competitor, creditor, debtor, customer (other than for personal use), distributor, supplier or vendor of any Seller, (b) is a party to any material Contract with any Seller, (c) has any material Action against any Seller, or (d) has a loan for borrowed money outstanding from any Seller.

Section 3.23      SEC Documents; Financial Statements. Except as set forth on Schedule 3.23, since January 1, 2006, Parent has timely filed all reports, schedules, forms,

statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”). As of their respective dates, the Seller SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the Seller SEC Documents, and none of the Seller SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the Seller SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 3.24      Unaudited Financial Statements. The Sellers have delivered to the Purchasers’ Parent’s unaudited consolidated financial statements as of and for the periods ended on November 30, 2008 and February 28, 2009 (the “Unaudited Financial Statements”). Except as set forth on Schedule 3.24, the Unaudited Financial Statements were prepared in accordance with GAAP (except as indicated in the notes thereto) and fairly present in all material respects (subject to normal, recurring audit adjustments) the consolidated financial position of Parent as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 3.25      Eligible Administrative Claims. Sellers estimate that, based on a good faith assessment of all information available to Sellers as of the date of this Agreement, the Eligible Administrative Claims will be approximately $17,691,953 as of the Closing Date (assuming a Closing Date of July 3, 2009).

Section 3.26      Cure Costs. Sellers estimate that, based on a good faith assessment of all information available to Sellers as of the date of this Agreement, the Cure Costs will be approximately $2,471,935 as of the Closing Date (assuming a Closing Date of July 3, 2009), subject to adjustment based on Purchasers’ definitive determination and identification of Contracts and Leases that make up the list of Assigned Contracts and Assumed Leases.

Section 3.27      No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE III, (I) THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLERS MAKE NO, AND HEREBY DISCLAIM ANY, OTHER REPRESENTATION OR

WARRANTY REGARDING THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (III) THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS BEING TRANSFERRED TO THE PURCHASER ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND THE PURCHASERS SHALL RELY UPON THEIR OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES OR ANY BUSINESS OTHER THAN THE BUSINESS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

 The Purchasers represent and warrant to the Seller as follows:

Section 4.1        Organization. Each Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2        Authority Relative to this Agreement. Each Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchasers and the consummation by the Purchasers of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Seller) constitutes a valid and binding agreement of the Purchasers, enforceable against the Purchasers in accordance with its terms, and each Ancillary Document to which the Purchasers are a party has been duly authorized by the Purchasers and upon execution and delivery by Purchasers will be a valid and binding obligation of Purchasers enforceable against Purchasers in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

Section 4.3        Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by any Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the Asset Purchase, except for (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and (b) Required Consents set forth on Schedule 4.3.

Section 4.4        No Violations  Subject to receipt of the Required Consents, and after giving effect to the Sale Order, neither the execution and delivery of this Agreement or any Ancillary Documents to which Purchasers are a party or the consummation by Purchasers of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions, and provisions hereof and thereof by Purchasers will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or an event of default under (1) either Purchaser’s certificate or articles of incorporation (or other governing documents), (2) any Order to which either Purchaser is a party or by which it is bound, (3) any Legal Requirement affecting either Purchaser or (4) any material Contract to which any Purchaser is a party or otherwise bound.

Section 4.5        Brokers. Except for William Blair & Company, L.L.C., whose fees, commissions and expenses are the sole responsibility of Purchasers, except as otherwise provided herein as part of the Expense Reimbursement obligation of Sellers, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Purchasers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

Section 4.6        Financing.

                                             (a)         On the Closing Date, the Purchasers will have sufficient funds available to deliver the cash portion of the Adjusted Base Purchase Price to the Sellers and consummate the transactions contemplated by this Agreement, including the timely satisfaction of the Assumed Liabilities.

(b)         The Purchasers have advised the Sellers that Purchasers have received (i) a commitment letter (the “Debt Commitment Letter”), relating to the provision of a senior credit facility (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) an equity commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitments Letters”), pursuant to which and subject to the terms and conditions thereof the investor named therein has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The respective commitments contained in the Financing Commitment Letters have not been withdrawn, modified or rescinded in any respect prior to the Effective Date. As of the Effective Date, each of the Financing Commitment Letters is in full force and effect. There are no conditions precedent (including pursuant to any “flex” provisions) related to the Financing, other than as expressly set forth in the Financing Commitment Letters. Subject to the terms and conditions of the Financing Commitment Letters, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitment Letters will be sufficient for the Purchasers to pay the cash portion of the Adjusted Base Purchase Price and to pay all related fees and expenses pursuant hereto and the Ancillary Documents. As of the Effective Date, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Purchasers under the Financing Commitment Letters or any other party to the Financing Commitment Letters, and the Purchasers do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchasers on the Closing Date. The Purchasers have fully paid all commitment fees or other fees required to be paid prior to the Effective Date pursuant to the Financing Commitment Letters.

                           Section 4.7        Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents (including the Financing, the payment of the Adjusted Base Purchase Price, the delivery of the Junior Secured Note and the payment of all related fees and expenses), (i) the Purchasers and their subsidiaries will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of the Purchasers and their subsidiaries will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured, (iii) the assets of the Purchasers and their subsidiaries at a fair valuation will exceed their debts (including the probable amount of all contingent liabilities) and (iv) the Purchasers will not have unreasonably small capital to carry on their business as proposed to be conducted following the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby, in either case, with the intent to hinder, delay or defraud either present or future creditors of the Purchasers.

ARTICLE V

COVENANTS

Section 5.1        Conduct of Business by the Sellers Pending the Closing.  From the Effective Date through the Closing:

(a)         Except (x) as expressly provided in this Agreement, including in connection with the Auction, (y) as set forth on Schedule 5.1 or (z) with the prior express written approval of Purchasers, no Seller shall:

(i)                 enter into any Contract for or relating to the Business that cannot be assigned to Purchasers or a permitted assignee of Purchasers or a permitted assignee of Purchasers under Section 8.8;

(ii)                 make, or become obligated to make, any capital expenditure with respect to the Business, or enter into any Contract for the purchase of real property;

(iii)                 sell, transfer, mortgage, encumber, lease or otherwise dispose of any Acquired Owned Real Property;

(iv)                 assign any Lease or sublease all or any part of the Leased Real Property;

(v)                 other than the sale of Inventory in the ordinary course of the Business consistent with past practice, sell, lease (as lessor), transfer or otherwise dispose of (including (A) any transfer from the Business to any Affiliates of Sellers (other than another Seller) and (B) any sales conducted pursuant to the Order of the Bankruptcy Court approving procedures for Sellers to sell de minimus assets), or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance on (other than Assumed Liabilities and Permitted Encumbrances), any of the Acquired Assets;

(vi)                 other than as expressly contemplated by the Operating Budget (and until such time as the Operating Budget is adopted, only in the ordinary course of business consistent with past practice), purchase any assets;

(vii)                 cancel or settle any material debts owed to or material claims held by the Business (including the settlement of any claims or litigation where the amount in controversy exceeds $50,000) other than the compromise of Accounts Receivable in the ordinary course of the Business consistent with past practice;

(viii)                 enter into, or agree to enter into, any sale-leaseback transactions;

(ix)                 accelerate or delay collection of any Accounts Receivable generated by the Business in advance of or beyond their regular due dates;

(x)                 delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date, except as expressly contemplated by the Operating Budget;

(xi)                 subject to the terms and conditions of this Agreement, fail to maintain in all material respects the Acquired Assets in their present condition, reasonable wear and tear excepted;

(xii)                 institute any new, or increase (including any increase in coverage) any existing, profit-sharing, bonus, incentive, deferred compensation, severance, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to directors, officers or employees of any Seller;

(xiii)                 change the compensation (including salary, bonus or incentive compensation) of the directors, officers or employees of, or independent contractors or consultants to, any Seller;

(xiv)                 enter into any collective bargaining, employment. deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or amend any such agreement) to which any Seller is a party or involving any of its directors, officers or employees in his or her capacity as a director, officer or employee of such Seller, except in the case of non-disclosure agreements entered into in the ordinary course of the Business consistent with past practice or in connection with the Auction;

(xv)                 make or rescind any material election that would be binding on Purchasers in relation to Taxes;

(xvi)                 declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other equity interests of any Seller, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, any Seller;

(xvii)                 transfer, issue, sell or dispose of any shares of capital stock or other securities of any Seller;

(xviii)                 grant or exercise options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Seller;

(xix)                 except under the DIP Financing, incur any indebtedness for borrowed money (excluding any borrowings among Sellers), enter into any material guarantee, indemnity or other agreement to secure any obligation of a third party or voluntarily create any Encumbrance (other than Permitted Encumbrances) for the benefit of a third party over any of the Acquired Assets, except as expressly contemplated by the Operating Budget;

(xx)                 make any payment, or otherwise remit any monies, to any Affiliate of any Seller (other than another Seller in the ordinary course of the Business consistent with past practice) for any purpose whatsoever other than (A) in connection with the employment of any such Person, (B) to any director for services rendered in accordance with policies of Sellers in effect on the Effective Date or (C) in accordance with the terms of any Contract or Benefit Plan that is in effect on the Effective Date;

(xxi)                 change any accounting policy or practice except in the ordinary course of the Business or as required by GAAP;

(xxii)                 amend the certificate of incorporation or by-laws or comparable organization documents of any Seller in any material respect;

(xxiii)                 (A) modify, reject, repudiate or terminate any material Contract or Lease, or (B) enter into or modify any Contract containing material penalties which would be payable as a result of, and upon the consummation of, the transaction contemplated by this Agreement;

(xxiv)                 except in the ordinary course of the Business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person any material Intellectual Property, or, except in the ordinary course of the Business consistent with past practice, disclose or agree to disclose to any

Person, other than representatives of Purchasers, any material Trade Secret; in each case to the extent included in the Acquired Assets;

(xxv)                 amend, modify, supplement or restate the Des Plaines Mortgage Loan Documents or any of them individually; or

(xxvi)                 enter into any agreement or commitment to take any action prohibited by this Section 5.1.

(b)         If at any time prior to or after Closing Purchasers or Sellers discover any Encumbrance (other than a Permitted Encumbrance) on any Acquired Asset held by a Person who did not receive notice of the sale transactions contemplated herein and which Encumbrance (other than a Permitted Encumbrance) would continue with respect to the Acquired Asset after giving effect to the Sale Order, then Sellers shall, at Sellers’ sole expense, promptly take all action necessary to remove such Encumbrance(s) or to cause such Encumbrance(s) to no longer be effective after the Closing.  Following the Closing, Sellers shall cooperate with Purchasers to obtain the release of any and all Encumbrances that have been released or discharged from the Acquired Assets pursuant to the Sale Order.

(c)         Sellers shall adhere to and operate the Business strictly in accordance with the Operating Budget.  Subject to the preceding sentence, Sellers shall maintain the Acquired Assets and operate and carry on the Business only in the ordinary course consistent with past practice, except as otherwise expressly provided in this Agreement.  Consistent with the foregoing, Sellers shall take all actions reasonably necessary to be able to adequately service Sellers’ fall/winter 2009 order book on a timely basis.  Also consistent with the foregoing and to the extent permitted or required by the Chapter 11 Cases, Sellers shall use commercially reasonable efforts to continue operating the Business as a going concern, including in accordance with the terms of the DIP Financing, and to maintain the business organization of the Business intact and to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

Section 5.2        Access and Information.

(a)         Subject to the Bidding Procedures and applicable law, Sellers shall, upon reasonable prior notice, afford Purchasers’ authorized Representatives reasonable access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Acquired Assets, and the Assumed Liabilities to the extent Purchasers reasonably deem necessary, and shall permit Purchasers and their authorized Representatives to make copies of such materials. Sellers shall furnish to Purchasers or their authorized Representatives such additional information concerning the Acquired Assets, the Business and the Assumed Liabilities as shall be reasonably requested by Purchasers or their authorized Representatives, including all such information as shall be reasonably necessary to enable Purchasers or their authorized Representatives to (i) verify the accuracy of Sellers’ representations and warranties contained in this Agreement, (ii) verify that Sellers have complied with the covenants contained in this Agreement and (iii) determine whether the conditions set forth in Article VI have been satisfied. Sellers shall use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Purchasers in their investigation. It is acknowledged and understood that no investigation by Purchasers or other information received by Purchasers shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers in this Agreement. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege, provided Sellers advise the Purchasers of the specific assertion of such privilege.

(b)         As requested by Purchasers from time to time, Sellers shall use commercially reasonable efforts to cooperate with Purchasers in connection with Purchasers’ contacting suppliers and customers of the Business; provided, however, Purchasers shall not contact any such suppliers and customers of the Business without obtaining the prior consent of the Sellers (such consent not to be unreasonably withheld or delayed).

Section 5.3        Approvals and Consents; Cooperation; Notification.

(a)         Sellers will reasonably cooperate with Purchasers to secure, before the Closing Date, all Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order, provided that neither Sellers nor Purchasers shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers, except for the Cure Costs; and provided, further, that Purchasers shall not be required to waive any of the conditions to Closing set forth in Article VI.

(b)         Subject to Section 5.3(d), as soon as reasonably practicable (and, in any event, within three (3) Business Days) following the entry by the Bankruptcy Court of the Bidding Procedures Order (or earlier if Purchasers so determine in their sole discretion), Sellers and Purchasers shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”), and request early termination of the waiting period under the HSR Act. Each Party shall promptly respond to any requests for additional information in connection with such filings and shall take all other reasonable actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing; provided, however, that nothing in this Section shall require Purchasers to (i) incur any material liability or obligation of any kind (other than applicable filing fees), or (ii) agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or to any limitation on, the acquisition, ownership, operation, effective control or exercise of full right of ownership of any Acquired Assets or any of Purchasers’ assets. The Purchasers shall be responsible for payment of the applicable filing fee under the HSR Act, but not Sellers’ costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of Sellers’ portion of any antitrust filings.

(c)         In addition to the actions to be taken under Section 5.3(b), during the period prior to the Closing Date, Sellers and Purchasers shall act diligently and reasonably, and shall cooperate with each other, to do or cause to be done, all things necessary, proper or advisable consistent with applicable Legal Requirements to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur, including to secure any consents and approvals of any Governmental Entity required to be obtained by them under non-United States antitrust or competition laws, in order to assign or transfer any Permits to Purchasers, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Article VI, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, the Sellers shall not make any agreement or understanding affecting the Acquired Assets or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition of obtaining any such consents or approvals except with the prior written consent of Purchasers. Purchasers shall act diligently and reasonably to cooperate with Sellers, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 5.3(c); provided, however, Purchasers shall not be required to waive any of the conditions to Closing set forth in Article VI.

(d)         Sellers and Purchasers (i) shall promptly inform each other of any communication from any Governmental Entity concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other Party to review in advance any proposed written communication or information submitted to any such Governmental Entity in response thereto. In addition, none of the Parties shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigations or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Entity, given the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each Party shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Entity or members of it staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to pre-existing confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submission of information to the Governmental Entity in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Sellers and Purchasers shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof by an Order as soon as possible.

(e)         Sellers shall promptly notify Purchasers, and Purchasers shall promptly notify Sellers, of any event, condition or circumstance of which any Seller or

       Purchaser, as applicable, becomes aware after the Effective Date and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement). During the period prior to the Closing Date, Sellers will promptly advise Purchasers in writing of any written notice, or to Sellers’ Knowledge other communication, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 5.3(e) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.

Section 5.4        Confidentiality. Subject to the requirements of the Bankruptcy Code as may be imposed by the Bankruptcy Court or as otherwise required by applicable law, from and after the Closing: (a) Sellers shall, and shall cause their Affiliates to, hold in confidence all confidential and proprietary information (including Trade Secrets, Customer Lists, marketing plans, proposed plans, developments, concepts, designs and pricing information), whether stored in writing, electronically or graphics, or learned orally, visually, or through inspection, of Sellers relating to the Business or the Acquired Assets; (b) in the event the Sellers or an Affiliate thereof shall be legally compelled to disclose any such information, Sellers shall provide Purchasers with prompt written notice of such requirements so that Purchasers may seek a protective order or other remedy; and (c) in the event that such protective order or other remedy is not obtained, Sellers and their Affiliates shall furnish only such information as is legally required to be provided.

Section 5.5        Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchasers shall use reasonable best efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchasers and the assumption of the Assumed Liabilities by the Purchasers; provided that nothing in this Section 5.5 shall (x) require any Sellers or any affiliate thereof to make any significant expenditure or incur any significant obligation on its own or on behalf of the Purchasers not otherwise contemplated herein or (y) prohibit any Seller or any affiliate thereof from ceasing operations or winding up its affairs following the Closing.

Section 5.6        Cure Costs. On or prior to the Closing, the Purchasers shall pay, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses relating to the assignment and assumption of the Assigned Contracts and Assumed Leases (the “Cure Costs”) to which any Seller is a party and which are included in the Acquired Assets.

Section 5.7        Bankruptcy Court Approval and Filings.

(a)         Sellers and Purchasers acknowledge that this Agreement and the sale of the Acquired Assets are subject to Bankruptcy Court approval. Sellers and Purchasers acknowledge that to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court and, if necessary, conducting an auction in respect of the Acquired Assets (the “Auction”). Purchasers agree that they will take such actions as are reasonably requested by Sellers to assist in obtaining the Sale Order, including furnishing affidavits or other non-confidential documents or information for filing with the Bankruptcy Court to demonstrate adequate assurance of future performance under the Assigned Contracts and Assumed Leases.

(b)             If not previously filed, as soon as reasonably possible after execution of this Agreement, but in any event no later than five (5) Business Days after the Effective Date, Sellers shall file the Sale Motion and the Bidding Procedures Motion with the Bankruptcy Court, together with appropriate supporting papers and notices.

(c)             If not previously obtained, Sellers shall use their commercially reasonable efforts to obtain entry of the Bidding Procedures Order and the Bidding Procedures. Sellers shall file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Bidding Procedures Order, the Bidding Procedures and the Sale Order, and shall serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. Sellers shall serve the Bidding Procedures Motion upon (i) the Office of the United States Trustee for the Northern District of Illinois; (ii) the Securities and Exchange Commission; (iii) the Internal Revenue Service; (iv) the United States Attorney Office for Northern District of Illinois; (v) counsel to Wachovia; (vi) counsel to the Creditors’ Committee; (vii) all entities known to have expressed an interest in a transaction with respect to any of the Acquired Assets during the past year from the Effective Date of the Agreement; (viii) Purchasers and counsel to Purchasers; and (ix) those persons filing notices of appearance or requests for notice under Bankruptcy Rule 2002 in these Chapter 11 Cases. After entry of the Bidding Procedures Order by the Bankruptcy Court, Sellers shall serve a notice of the transactions contemplated by this Agreement, along with this Agreement, the Bidding Procedures Motion, the Sale Motion, the Sale Order, the Bidding Procedures, and the Bidding Procedures Order upon (i) all of the parties set forth in the preceding sentence, (ii) all parties to the Assigned Contracts and Assumed Leases, (iii) all parties asserting Encumbrances on any of the Acquired Assets; (iv) the Pension Benefit Guaranty Corporation; (v) Sellers’ labor unions; and (vi) taxing authorities having jurisdiction over Sellers or any of the Acquired Assets. In addition, after entry of the Bidding Procedures Order by the Bankruptcy Court Sellers shall serve notice of the transaction contemplated by this Agreement upon all parties identified as creditors set forth on Schedules D through H of each of the Sellers’ Schedules of Statements and Liabilities filed with the Bankruptcy Court.

(d)                In the event an appeal is taken or a stay pending appeal is requested, from the Bidding Procedures Order or the Sale Order, Sellers shall promptly notify Purchasers of such appeal or stay request and shall promptly provide to Purchasers a copy of the related notice of appeal or order of stay. Sellers shall also provide Purchasers with written notice of any motion or application filed in connection with any appeal from either of such orders. If an appeal or a stay of pending appeal is taken with respect to the Bidding Procedures Order or the

Sale Order, Sellers shall use their best efforts to cause the timely opposing and dismissing of such appeal or stay pending appeal and to cause such order to become a Final Order.

(e)                From and after the Effective Date, and to the extent Purchasers are the Successful Bidder at the Auction, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order. In addition, provided that Purchasers are the Successful Bidder at the Auction, following completion of the Auction contemplated hereby, Sellers shall not, and shall cause their respective representatives and affiliates not to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchasers and their authorized agents and Representatives) in connection with any sale or other disposition of the Acquired Assets, except as may be approved by the Bankruptcy Court as part of the Bidding Procedures. In addition, Sellers shall not after completion of the Auction contemplated herein respond to any inquiries or offers to purchase all or any part of the Acquired Assets or perform any other acts related thereto, including supplying information relating to the Business and the assets of Sellers to prospective buyers.

(f)                 From and after the date of this Agreement, Sellers shall provide Purchaser at least two (2) days in advance of filing with the Bankruptcy Court, a draft of any motions, orders, notices, or other pleadings that Sellers propose to file with the Bankruptcy Court seeking approval of this Agreement, including approval of the Bidding Procedures, the Break-Up Fee and Reimbursement and assumption and assignment of the Assigned Contracts and Assumed Leases. Sellers shall cooperate with Purchasers and consider in good faith the views and any changes or revisions requested by Purchasers with respect to all such filings. Nothing contained herein shall be deemed to affect or alter the requirement that the form and substance of the Bidding Procedures Order and the Sale Order shall be in form and substance acceptable to Purchasers in their sole discretion.

Section 5.8        Canadian Process.  The Sellers covenant and agree to cause Canadian Sub to enter into the Canadian Agreement within three (3) Business Days of the Effective Date, and agree to cooperate with Canadian Sub and coordinate the bidding process and the timeline contemplated by the Bidding Procedures Order with the Canadian Sale Process.

Section 5.9        Break-Up Fee and Expense Reimbursement.  Subject to (i) the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Break-Up Fee and the Expense Reimbursement to the Purchasers, (ii) adoption of the Operating Budget pursuant to the Section 5.20, and (iii) delivery by Purchasers to Sellers all of the Financing Commitment Letters and additional commitment letters relating to the provision of the Debt Financing that provide funding to the Purchasers in an amount equal to, in the aggregate, at least the cash portion of the Adjusted Base Purchase Price, in form and substance reasonably satisfactory to the Sellers, Sellers agree to pay Purchasers the Break-Up Fee and/or the Expense Reimbursement in accordance with Section 7.2 in the event this Agreement is terminated under the circumstances described therein.

Section 5.10      Bidding Procedures. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchasers agree and acknowledge that Sellers and their representatives and affiliates are and may continue soliciting inquiries, proposals or offers for the Acquired Assets in connection with any Alternative Transaction pursuant to the terms of the Bidding Procedures Order.

Section 5.11      Insurance. Until the Closing, Sellers shall use commercially reasonable efforts to maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels maintained by Sellers as of the Effective Date with respect to the Business and the Acquired Assets.

Section 5.12      Letters of Credit. On the Closing Date, the Purchasers shall, with respect to each letter of credit described on Schedule 5.12 (the “Existing Letters of Credit”), use commercially reasonable efforts to either (a) cause replacement letters of credit to be issued to the beneficiaries of such Existing Letter of Credit, obtain the originals of such Existing Letter of Credit from the beneficiary thereof to return to Wachovia Capital Finance Corporation (Central) (“Wachovia”) and deliver to Wachovia each such Existing Letter of Credit or (b) provide arrangements satisfactory to the entity that issued such Existing Letter of Credit in the form of cash collateral, back-up letters of credit or other credit support, in each case in a manner consented to by Wachovia such that Wachovia will deliver to the Sellers on the Closing Date an unconditional release of all of the obligations of the Sellers with respect to such Existing Letter of Credit.

Section 5.13      Employee/Labor Matters.

(a)             Not later than five (5) Business Days prior to the Closing, Purchasers shall provide Schedule 5.13(a) to Sellers, setting forth on such schedule the names of the employees then employed by the Sellers in connection with the Acquired Assets as of the Effective Date that Purchasers intend to hire (collectively, the “Hired Employees”) effective as of the day following the Closing Date. Sellers agree that all Hired Employees shall be terminated from employment with Sellers on or before the Closing Date and the rights and benefits of such Hired Employees under the Benefit Plans shall be determined and calculated based on such termination.

(b)             None of the Benefit Plans shall be transferred to or assumed by Purchasers or any of Purchasers’ Affiliates, nor shall any Benefit Plans follow the sale of the Acquired Assets to Purchasers. None of the Purchasers or any of their Affiliates shall assume any liability or responsibility under any of the Benefit Plans.

(c)             Sellers agree to retain responsibility to make arrangements for the opportunity to continue Sellers’ health coverage as required by ERISA and COBRA for all Hired Employees who are terminated from employment with Sellers prior to Closing, and to provide all applicable notices to such individuals. Sellers shall take such other actions, if any, as may be necessary to notify such Hired Employees of the rights to which they are entitled under Sellers’ Benefit Plans upon termination of employment with Sellers, including the obligation to provide any applicable certificates of coverage under the Health Insurance Portability and Accountability Act.

(d)             Sellers shall provide Purchasers all information relating to each Hired Employee as Purchasers may reasonably require in connection with their employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and Tax withholding history, to the extent permitted by applicable law.

(e)             On or before the Closing Date, but effective as of the day following the Closing Date, Purchasers shall offer employment to all Hired Employees who are subject to current or expired Collective Bargaining Agreements governing the Hired Employees at the (i) Des Plaines, IL and (ii) Rochester, NY facilities, and who have been working on a full-time basis since July 1, 2008 (collectively, the “Hired Represented Employees”). If Purchasers assume the Collective Bargaining Agreements applicable to the Hired Represented Employees, such offer of employment shall be upon the terms and conditions set forth in such Collective Bargaining Agreements. If Purchasers do not assume the Collective Bargaining Agreements applicable to the Hired Represented Employees, such offer of employment shall include (i) wages similar to those the Hired Represented Employees were paid by Sellers as of January 1, 2009; (ii) the same health and welfare benefit package that Purchasers offer to Non-Represented Hired Employees; and other terms of employment that Purchasers shall establish. If Purchasers do not assume the Collective Bargaining Agreements applicable to the Hired Representative Employees, Purchasers shall have no responsibility for any obligations or liabilities arising under the Collective Bargaining Agreements or any other Contract affecting such Hired Represented Employees.

(f)             All Hired Employees who are not Hired Represented Employees shall be referred to herein as “Non-Represented Hired Employees.” On or before the Closing Date, but effective as of the day following the Closing Date, Purchasers shall offer employment to the Non-Represented Hired Employees on such terms and conditions as the Purchasers and the Non-Represented Hired Employees shall agree to prior to the Closing Date. Purchasers shall have no other liabilities with respect to the Non-Represented Hired Employees except as specifically set forth herein.

(g)             All periods of service with the Sellers by the Hired Employees shall be recognized by the Purchasers solely for purposes of eligibility to participate in Purchasers’ health, welfare and qualified retirement benefit plans that are offered to the Hired Employees to the extent permitted by any carriers insuring such plans; provided, however, that such recognition of service shall not result in duplication of benefits for any Hired Employee. Purchasers shall also recognize, or cause Purchasers’ benefit plans to recognize, all out of pocket expenses and deductibles paid or incurred by the Hired Employees prior to the Closing Date for purposes of the Purchasers’ health benefit plans to the extent permitted by any carriers insuring such plans.

(h)             No Seller shall (i) offer employment for any period on or after the Closing Date to any employee or agent of the Business regarding whom Purchasers make offers of employment in accordance with the terms set forth herein or (ii) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Business.

Section 5.14      Access to Records After Closing.

(a)             Except as provided in Section 8.4(c), for a period of seven (7) years after the Closing Date, Sellers and their Representatives shall have reasonable access to all of the books and records of the Business transferred to Purchasers hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date or are otherwise required by Sellers in connection with the completion of the Chapter 11 Cases and the wind-down of their respective estates. Such access shall be afforded by Purchasers upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentences of this Section 5.14(a).

(b)             Except as provided in Section 8.4(c), for a period of three (3) years after Closing Date, Purchasers and its Representatives shall have reasonable access to all of the books and records of the Business that Sellers may retain after the Closing Date. Such access shall be afforded by Sellers upon receipt of reasonable advance notice and during normal business hours. Purchasers shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 5.14(b). If Sellers shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Sellers shall, prior to such disposition, give Purchasers a reasonable opportunity, at Purchasers’ expense, to segregate and remove such books and records as Purchasers may select.

Section 5.15      Collection of Receivables; Cash Forwarding.

(a)                If, after the Closing Date, Sellers shall receive payment from any account debtor with respect to any Accounts Receivable included in the Acquired Assets, including through the deposit and/or clearance of any post-dated checks received by any Seller at any time, whether before, on or after the Closing Date, Sellers shall promptly thereafter deliver such funds and assets to Purchasers and take all steps necessary to vest title to such funds and/or assets in Purchasers. Sellers shall provide Purchasers a monthly statement on the fifteenth (15th) day of each month setting forth in reasonable detail the Accounts Receivable so received by Sellers. Each Seller hereby designates Purchasers and their respective officers as such Seller’s true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of the Purchasers all checks, notes or other documents received by such Seller in payment of or in substitution or exchange for any of the Acquired Assets. Each Seller hereby acknowledges and agrees that (i) the power of attorney set forth in the preceding sentences in favor of Purchasers is coupled with an interest, and further agrees to execute and deliver to Purchasers from time to time any documents or other instruments reasonably requested by Purchasers to evidence such power of attorney and (ii) any such Accounts Receivable shall be deemed to be held in trust for Purchasers and shall not be property of the Sellers’ estates.

(b)                With respect to any cash or cash equivalents in the bank accounts and lockbox arrangements described on Schedule 1.1(k) as of the Closing that were not transferred, swept or otherwise returned by or on behalf of Sellers, Purchasers shall transfer such amounts by wire transfer in immediate available funds to an account or accounts designated by the Sellers as soon as practicable (and in any event no later than three (3) Business Days after such funds are available for transfer under the policies and procedures of the financial institution holding such funds.

Section 5.16      Observance of Policies Regarding Personally Identifiable Information. With respect to the Acquired Assets only, Purchasers shall honor and observe any and all policies of Sellers in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals consistent with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

Section 5.17      Corporate Name Change. Sellers shall, after the Closing, refrain from using and displaying any of the names, Trademarks and service marks that are included in the Acquired Assets, and in accordance with such requirement, by no later than thirty (30) Business Days after the Closing, Sellers shall legally change their corporate names (to the extent such names include such Trademarks or a confusingly similar Trademark), to names that are not confusingly similar to such Trademarks, and file notices of such name changes with the Bankruptcy Court. Further, under no circumstance shall Sellers after the Closing use the Trademarks or Domain Names included in the Acquired Assets or other indicia confusingly similar to the Trademarks or the Domain Names included in the Acquired Assets, Copyrights included in the Acquired Assets, or any work substantially similar to the Copyrights included in the Acquired Assets, as a source identifier in connection with any Seller product, service or corporate, business or domain name. Nothing in this Section 5.17 shall preclude any uses of Trademarks or Copyrights included in the Acquired Assets by Sellers that are not prohibited by Legal Requirements, including uses that would not cause confusion, mistake or deception as to the origin of a good or services, and references to Trademarks or Copyrights in historical, tax and similar records.

Section 5.18      Financing.

(a)         (i)             The Purchasers shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitment Letters (or on revised terms no less favorable in any material respect to the Purchasers (as determined in the reasonable judgment of the Purchasers)) which terms do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement, including using commercially reasonable efforts to (A) maintain in effect the Financing Commitment Letters, (B) satisfy on a timely basis all conditions applicable to the Purchasers obtaining the Debt Financing that are within their control, (C) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letters (including any “flex” provisions) and (D) consummate the Financing at or prior to the Closing.

(ii)                 The Purchasers shall give the Sellers prompt written notice of any material breach by any party of any of the Financing Commitment Letters of which the Purchasers becomes aware or any termination of any of the

Financing Commitment Letters. The Purchasers shall keep the Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing.

(b)         Prior to the Closing, the Sellers shall provide to the Purchasers all cooperation reasonably requested by the Purchasers that is necessary or reasonably required in connection with the Financing; provided that notwithstanding anything in this Agreement to the contrary, until the Closing occurs, no Seller shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (3) be required to incur any other liability in connection with the Financing contemplated by the Financing Commitment Letters.

Section 5.19      Consents. From and after the Effective Date, Purchasers shall use reasonable best efforts to assist Sellers in connection with securing the consent, if necessary, of (i) the lenders under the Des Plaines Mortgage Loan Documents, or other party acting on such lenders’ behalf (including any servicer or sub-servicer), to the assignment of the Des Plaines Mortgage Loan and Des Plaines Mortgage Loan Documents to Purchasers or their designees, including any amendments to such documents reasonably requested by Purchasers, and (ii) any lender, lienholder, or other third party that possesses any lien, mortgage, deed of trust, security interest, or other similar encumbrance on or in any of the Tangible Personal Property. Notwithstanding anything to the contrary herein, any and all of the fees, costs, and expenses of securing a consent set forth in the preceding sentence, including the payment of any transfer, conveyance, assignment, or similar fee, charge, or premium and the payment of attorney fees of the party from whom consent is being sought, shall be the sole responsibility of Purchasers and payable at Closing or when due and payable; provided, however, that Purchasers shall not be responsible under this Section 5.19 for any of Sellers’ costs and expenses, including attorney fees.

Section 5.20      Adoption of Operating Budget.  The Operating Budget shall be prepared by the Sellers and approved by the DIP Lenders no later than the close of business on June 3, 2009, or such later date as the Sellers and the Purchasers shall agree.

Section 5.21      Removal of Tangible Personal Property.

(a)                Notwithstanding anything to the contrary in this Agreement, Sellers agree that Purchasers shall have the right to remove any and all Tangible Personal Property (the “Tangible Personal Property Removal”), at their sole cost and expense, from any Owned Real Property other than the Acquired Owned Real Property or any property subject to a Lease other than the Acquired Leased Real Property (the “Excluded Real Property”) from and after the Closing Date to the date that is ninety (90) days after the Closing Date (the “Tangible Personal Property Removal Period”). During the Tangible Property Removal Period, any sale, assignment or sublease of Excluded Real Property by the Sellers will be subject to Purchasers’ rights under this Section 5.21. Upon the expiration of the Tangible Personal Property Removal Period, any and all Tangible Personal Property that has not been removed by Purchasers in accordance with the terms of the second preceding sentence shall be deemed to be an Excluded Asset for purposes of this Agreement and Sellers shall retain all right, title, and interest in and to such property. Sellers make no representation or warranties as to the condition of the Tangible Personal Property other than as set forth in this Agreement and shall not be responsible for any change in such condition that occurs as a result of the Tangible Personal Property Removal.

(b)                Sellers hereby grant Purchasers an irrevocable license for the Tangible Personal Property Removal Period to enter onto any Excluded Real Property for the purpose of completing the Tangible Personal Property Removal, provided, that Purchasers (i) provide at least one (1) Business Day’s prior notice to Sellers of the desire to enter onto an Excluded Real Property for the purposes set forth in this section, (ii) undertake any removal during normal business hours, (iii) comply with any and all terms of any Lease, if applicable, (iv) use commercially reasonable efforts not to cause any damage or destruction of any improvements or other property located at or on the Excluded Real Property, (v) to the extent Purchasers hire any contractors, movers, or other third-parties to assist them in the Tangible Personal Property Removal, such third-parties possess standard amounts of general liability insurance insuring against liability for injury to or death of a person or persons, and damage to or destruction of tangible property, occasioned by or arising out of or in connection with the use of, or entry on, the Excluded Real Property, and (vi) use commercially reasonable efforts to not materially interfere with the use or occupation of the applicable Excluded Real Property by Sellers. Sellers shall have the right to have a representative present at all times during any entry onto an Excluded Real Property by Purchasers. Under no circumstances shall Purchasers use the Excluded Real Property in a manner that will cause the Excluded Real Property to be in violation of any codes, covenants, laws or restrictions governing the Excluded Real Property.

(c)             Notwithstanding anything to the contrary herein, this Section 5.21 shall survive the Closing.

Section 5.22      Wool Refund Payments. Solely for the purposes of applying for and receiving refunds from the Wool Trust Fund administered by United States Customs and Border Protection with respect to manufacturing performed in calendar years 2009 and thereafter, Parent assigns to a Person to be designated by the Purchasers (the “Wool Refund Designee”) the status as successor-in-interest as a manufacturer of men’s and boys’ suits, sports coats, and trousers pursuant to Section 4002(c)(4) of the Miscellaneous Trade and Technical Corrections Act of 2004 (P.L. 108-429). Parent hereby assigns to the Wool Refund Designee the right to apply and receive payments under the Wool Trust Fund program described herein and acknowledges the assignment to the Wool Refund Designee of the right to manufacture under various trade names previously used by Parent as part of the sale of assets. As the successor-in-interest, it is intended that the Wool Refund Designee shall be eligible to apply and receive wool duty refund payments pursuant to Section 505 of Trade and Development Act of 2000 (Public Law 106-200), Title IV of the Miscellaneous Trade and Technical Corrections Act of 2004 (Public Law 107-210), Section 1633 of the Pension Protection Act of 2006 (Public Law 109-280), Section 325 of the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 (Division C of Public Law 110-343), and any extensions thereof. As a result of such assignment, Parent will not assign the right to claim refunds under this program to any other manufacturer or entity. At Closing, Parent agrees to execute the letter attached hereto as Exhibit N.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1         Conditions Precedent to Obligation of Sellers and Purchasers. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

(a)         each of the Bidding Procedures Order and the Sale Order shall have been entered and each shall have become a Final Order;

(b)         all requisite authorizations or consents from Governmental Entities or waiting periods following governmental filings identified or described on Schedule 6.1(b) shall have obtained or expired;

(c)         no Governmental Entity shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

(d)         Purchasers shall, at their election, either (1) have assumed and agreed to be bound as of the Closing by the Collective Bargaining Agreements applicable to the Des Plaines, IL and Rochester, NY facilities, subject to any implementation agreement necessary to effectuate the terms of the assumption that may be negotiated and entered into between Purchasers and the unions which are party to such Collective Bargaining Agreements, or (2) have initiated negotiations with the applicable unions with respect to new collective bargaining agreements for the Des Plaines, IL and Rochester, NY facilities, provided that, in connection with such negotiations, each applicable union shall have agreed that the Closing shall not be a breach of its respective Collective Bargaining Agreement.

Section 6.2        Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

(a)         the representations and warranties of Purchasers contained in this Agreement that are (i) qualified as to materiality or material adverse effect will be accurate in all respects or (ii) not so qualified will be accurate in all material respects, in each case at and as of the Effective Date and at and as of the Closing Date as if made at and as of such dates, except that any such representations or warranties which expressly relate to an earlier date need only have been accurate as of such date, and Sellers shall have received a certificate of Purchasers to such effect signed by a duly authorized officer thereof;

(b)         each covenant and obligation that Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects) , and Sellers shall have received a certificate of Purchasers to such effect signed by a duly authorized officer thereof; and

(c)         each of the deliveries required to be made to Purchasers pursuant to Section 2.2 shall have been so delivered.

Any condition specified in this Section 6.2 may be waived by Sellers; provided that no such waiver shall be effective against Sellers unless it is set forth in a writing executed by Sellers.

Section 6.3        Conditions Precedent to Obligation of the Purchasers. The obligation of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

(a)         the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such dates (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations and warranties shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) at and as of the date specified therein), except where the failure of such representations and warranties to be true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and Purchasers shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof;

(b)         each covenant and obligation that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and Purchasers shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof;

(c)         since the Effective Date, there shall not have occurred any facts, conditions, changes, or developments constituting, or which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect;

(d)         the Bankruptcy Court shall have approved and authorized the assumption and assignment of the Assigned Contracts and the Assumed Leases (other than any employment agreements and any intellectual property license agreements that are Assigned Contracts);

(e)         all Sellers will be debtors and debtors-in-possession in the Chapter 11 Cases, the Chapter 11 Cases will be pending, and no trustee shall have been appointed in any of the Chapter 11 Cases;

(f)         Sellers shall not have received a notice of default under the DIP Financing (excluding any such notices that have been waived or withdrawn prior to the Closing) from, or otherwise have been declared to be in default under the DIP Financing by, the DIP Lenders (including by or through their agent or other applicable representatives) and/or the DIP Financing shall not have been terminated, and Purchasers shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof;

(g)         all Contracts between any of the Sellers and The Arvind Mills Limited and/or any of its affiliates (“Arvind”) shall either have been, at Purchasers’ election: (i) validly terminated in accordance with the terms of such Contracts; or (ii) rejected by Sellers pursuant to a Final Order of the Bankruptcy Court and Arvind shall not have retained any rights under such contracts following such rejection;

(h)         Purchasers shall have received at least ten (10) Business Days prior to the Closing Date, with respect to the Acquired Owned Real Property, copies of any existing surveys, legal descriptions and title policies that are in the possession of Sellers;

(i)         Purchasers shall have received at or prior to the Closing a docket report identifying the particulars for all active and revivable applications and registrations for Seller owned Intellectual Property included in the Acquired Assets including, but not limited to, the name of the Intellectual Property (e.g., trademark, title of copyright), country, application and registration numbers, filing dates, registration grant dates, and next maintenance and renewal deadlines;

(j)         Purchasers shall have received at or prior to the Closing complete copies (in all material respects) of or access to all files in Sellers’ possession and/or control related to Seller owned Intellectual Property included in the Acquired Assets that will be reasonably necessary for Purchasers to maintain, defend and enforce such Intellectual Property including, but not limited to: Trademark and Patent search reports, any written legal opinions or analysis (formal or informal) regarding the availability of any Intellectual Property for use and registration, and potential risk of infringement of third party rights; all documents filed with or received from a government or administrative agency or court in connection with an application, registration, or maintenance, enforcement or defense of an application or registration, and all assignment agreements; and any specimen showing current use of each Trademark;

(k)         each of the deliveries required to be made to Purchasers pursuant to Section 2.2 shall have been so delivered;

(l)         the Canadian Acquired Assets shall have been conveyed to the Purchasers free and clear of all Encumbrances, other than Permitted Encumbrances, pursuant to the Canadian Agreement unless the auction contemplated by the Canadian Sale Process shall have been completed prior to or concurrently with the Auction and the Purchasers are not the successful bidder in the Canadian Sale Process; and

(m)                if required after giving effect to the Sale Order, all Third Party Consents identified on Schedule 6.3(m) shall have been obtained.

Any condition specified in this Section 6.3 may be waived by Purchasers; provided that no such waiver shall be effective against Purchasers unless it is set forth in a writing executed by Purchasers.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.1        Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)         by mutual written consent of Parent and Purchasers;

(b)         by Purchasers if the Bankruptcy Court has not entered the Bidding Procedures Order on or before June 2, 2009; provided, however, that Purchasers shall only be permitted to terminate this Agreement pursuant to this Section 7.1(b) if they are not then themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Bidding Procedures Order;

(c)         by Purchasers if (i) the Auction has not concluded on or before June 24, 2009; (ii) the Sale Order has not been entered by the Bankruptcy Court by June 25, 2009; or (iii) the Sale Order has not become a Final Order by July 7, 2009; provided, however, that Purchasers shall only be permitted to terminate this Agreement pursuant to this Section 7.1(c) if they are not then themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Bidding Procedures Order;

(d)         by Purchasers or Parent if the Closing Date has not occurred on or before July 7, 2009; provided, however, that Purchasers or Parent, as applicable, shall only be permitted to terminate this Agreement pursuant to this Section 7.1(d) if Purchasers, in the event of a termination by Purchasers, or Sellers, in the event of a termination by Parent, are not then themselves in material breach of any of their respective representations, warranties, covenants or agreements contained herein;

(e)         by either Party if a Governmental Entity issues a ruling or Order prohibiting the transactions contemplated hereby, which ruling or Order is final and non-appealable;

(f)         by Purchasers in the event of any breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, provided (i) such breach would result in the failure of a condition set forth in Section 6.3(a) or 6.3(b) to be satisfied and (ii) such condition would not be capable of being satisfied prior to the date specified in Section 7.1(d) hereof; provided, however, that Purchasers (i) are not themselves in material breach of any of their agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, (ii) they notify Sellers in writing (a

“Termination Notice”) of their intention to exercise their rights under this Section 7.1(f) and (iii) they specify in such Termination Notice the agreement, covenant, representation or warranty contained herein or in the Bidding Procedures Order or the Sale Order of which Sellers are allegedly in breach;

(g)         by Parent in the event of any breach by Purchasers of any of Purchasers’ agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, provided (i) such breach would result in the failure of a condition set forth in Section 6.2(a) or 6.2(b) to be satisfied and (ii) such condition would not be capable of being satisfied prior to the date specified in Section 7.1(d) hereof; provided, however, that Sellers (i) are not themselves in material breach of any of their agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, (ii) they send Purchasers a Termination Notice of their intention to exercise their rights under this Section 7.1(g) and (iii) they specify in such Termination Notice the agreement, covenant, representation or warranty contained herein or in the Bidding Procedures Order or the Sale Order of which Purchasers are allegedly in breach;

(h)         by Purchasers, upon the occurrence of an Alternative Transaction;

(i)         by Purchasers, if Sellers withdraw their motion seeking approval of the transactions contemplated by this Agreement with the prior written consent of the DIP Lenders, or file with the Bankruptcy Court any stand-alone plan of reorganization or liquidation prior to the Closing Date with the prior written consent of the DIP Lenders; or

(j)         by Parent, if all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of such termination) and Purchasers have failed to consummate the transaction contemplated hereby on or prior to July 7, 2009.

Section 7.2        Effect of Termination

(a)         In the event of termination of this Agreement by either Party, except as otherwise provided in this Section 7.2, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any party from liability for fraud or intentional breach of this Agreement prior to such termination or abandonment of the transactions contemplated by this Agreement. The provisions of Sections 5.4¸ 5.9, 7.2 and Article VIII shall expressly survive the expiration or termination of this Agreement.

(b)         Notwithstanding Section 7.2(a), from and after entry of the Bidding Procedures Order (and subject to delivery by Purchasers to Sellers of all Financing Commitment Letters related to the Financing), (i) if this Agreement is terminated pursuant to Sections 7.1(c) or 7.1(d), then Sellers shall pay to Purchasers the Expense Reimbursement in full and complete satisfaction of all of Sellers’ obligations hereunder; provided, however, that such Expense Reimbursement shall only be payable in the event of a termination under Sections 7.1(c) or (d), if (A) the DIP Lenders have consented to, directed the Sellers to seek or otherwise directly caused the deadlines set forth in those sections to be extended without the written consent of the Purchasers or (B) the DIP Lenders fail in good faith to object to or otherwise seek the Bankruptcy Court’s denial of any extension of such deadlines to which the Purchasers have not agreed in writing and as to which the DIP Lenders have reasonable prior notice; or (ii) if this Agreement is terminated pursuant to Sections 7.1(h) and 7.1(i), then Sellers shall pay to Purchasers the Break-Up Fee and the Expense Reimbursement in full and complete satisfaction of all Sellers’ obligations hereunder. The payments of the Break-Up Fee and the Expense Reimbursement shall be made without further order of the Bankruptcy Court by wire transfer of immediately available funds promptly (but in any event within two (2) Business Days) following the occurrence of one of the termination events set forth in this paragraph, provided, that in the event of a termination pursuant to Section 7.1(h), the Break-Up Fee and Expense Reimbursement shall be paid upon consummation of the first transaction that constitutes an Alternative Transaction. Each of the Break-Up Fee and the Expense Reimbursement shall be paid as an administrative expense of the Sellers with priority over any and all other administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code and payable out of the Sellers’ cash or other collateral securing the Sellers’ obligations to its senior secured lenders (prior to any recovery by such lenders) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall be free and clear of all Encumbrances and other interests, and shall be deemed an authorized and approved expenditure in the DIP Budget. The Sellers hereby acknowledge that each of the Break-Up Fee and the Expense Reimbursement shall survive termination of this Agreement, and the Sellers shall obtain the senior secured lenders’ written consent to the priority and payment of such Break-Up Fee and/or Expense Reimbursement as provided herein on or prior to the date of entry of the Bidding Procedures Order. Except as set forth in the proviso in Section 7.2(a), notwithstanding anything to the contrary in this Agreement, the Purchasers’ right to receive payment of the Break-Up Fee and the Expense Reimbursement from Sellers as herein provided shall be the sole and exclusive remedy available to the Purchasers against Sellers or any of their respective former, current or future equity holders, directors, officers, affiliates or agents with respect to this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Sections 7.1 (c), 7.1(d), 7.1(h) or 7.1(i) and upon payment of the Break-Up Fee and/or the Expense Reimbursement in the circumstances described herein, none of Sellers nor any of their respective former, current or future equity holders, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c)         If this Agreement is terminated by Parent pursuant to Section 7.1(g) hereof (if at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by or arising out of a breach of Purchasers’ agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order) that would reasonably be expected to cause the conditions set forth in Section 6.1 and 6.3 not to be satisfied on or prior to July 7, 2009) or Section 7.1(j), then the Purchasers shall pay to the Sellers an amount in cash equal to Four

Million Dollars ($4,000,000.00) (the “Purchaser Termination Fee”) as promptly as possible (but in any event within two Business Days) following such termination by Sellers as liquidated and agreed damages in respect to this Agreement and the transactions contemplated hereby and as full consideration for the Sellers’ efforts and expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Sellers’ right to receive payment of the Purchaser Termination Fee from the Purchasers pursuant to this Section 7.2(c) shall be the sole and exclusive remedy available to Sellers against Purchasers and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of such transactions to be consummated, under any theory or for any reason, and upon payment of the Purchaser Termination Fee, none of Purchasers or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereto. For purposes of this Section 7.2(c) only, notwithstanding anything to the contrary herein, “Purchasers” shall be deemed to include SKNL Parent.

(d)         In no event shall Purchasers be liable to Sellers or any of their Affiliates, nor shall Sellers or their Affiliates be liable to Purchasers or any of their Affiliates, for special, punitive, incidental, indirect, exemplary or consequential damages of any nature whatsoever arising out of or in connection with this Agreement, notwithstanding the fault, strict liability, breach of contract or negligence, whether sole, joint or concurrent, active or passive, of the beneficiary of this limitation or whether asserted in contract, in warranty, in tort, by statute or otherwise. Any such claim, right or cause of action for any damages that are special, punitive, incidental, indirect, exemplary, or consequential damages is hereby fully waived, released and forever discharged.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1        Survival of Representations, Warranties, and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date.

Section 8.2        Confidentiality. Each Party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be disclosed or communicated to any third Person (other than, in the case of Purchasers, to its counsel, accountants, financial advisors and potential lenders, and in the case of Sellers, to their counsel, accountants and financial advisors). No Party shall use any confidential information referred to in the second immediately preceding sentence in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing, Purchasers may use or disclose any confidential information that is otherwise reasonably related to the Business of the Acquired Assets for purposes of the conduct of the Business. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such Party from a source other than such Party, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Chapter 11 Cases, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 8.3        Public Announcements. Unless otherwise required by applicable law or by obligations of Seller or the Purchaser or their respective affiliates pursuant to any listing agreement with or rules of any securities exchange, Seller and the Purchaser shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

Section 8.4        Taxes; Assumed Lease Payments; Security Deposits; Title Costs.

(a)                Except for Taxes that constitute Assumed Liabilities or as provided in this Section 8.4, Sellers shall be liable for and shall pay, and pursuant to Section 8.4(d) shall reimburse Purchasers for, all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Without limiting the obligations of Purchasers contained elsewhere in this Agreement, including in respect of the Assumed Liabilities, Purchasers shall be liable for and shall pay, and pursuant to Section 8.4(d) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the Business, the Acquired Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date. Taxes imposed on a period basis (such as property Taxes) shall be allocated on a daily basis.

(b)             Notwithstanding anything to the contrary herein, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax, excise Tax, intangible Tax or similar Tax attributable to the sale or transfer of the Acquired Assets and not exempted under the Sale Order (“Transfer Taxes”) shall be borne by Purchasers. Sellers and Purchasers shall use reasonable efforts and cooperate in good faith to exempt or minimize the sale and transfer of the Acquired Assets from any such Transfer Taxes. Purchasers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Sellers, Purchasers shall prepare and deliver to Sellers a copy of such Tax Return at least ten days before the due date thereof, and, provided that such Tax Return is consistent with allocations approved by Sellers pursuant to Section 1.8 heretofore, Sellers shall promptly execute such Tax Return and deliver it to Purchasers, which shall cause it to be filed in a timely manner.

(c)             The Sellers and the Purchasers shall promptly provide each other with any reasonably requested information for purposes of determining any Tax liability in respect of any Acquired Asset, and shall otherwise make available to each other all information, records, or documents relating to liabilities for Taxes in respect of the Acquired Assets. The Sellers and the Purchasers shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof. Sellers shall promptly provide copies of all IRS Forms W-2, W-4 and 1099 with respect to employees and independent contractors.

(d)             Sellers or Purchasers, as the case may be, shall promptly and in any event within 30 days of receipt of notice thereof, provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.4. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.

(e)             Notwithstanding any other provision of this Agreement, in the event of an examination or audit of any position taken on a Tax Return, Purchasers shall have the right to control any and all such examinations or audits, including appeals, where Purchasers would, pursuant to this Agreement, be liable for additional Taxes that could be imposed as a result of such proceeding. Sellers shall be kept informed of the status of any such proceeding, and Purchasers shall not agree to any settlement that would require payment from Sellers without the written consent of Sellers (such consent not to be unreasonably withheld or delayed). The Sellers shall cooperate fully in all matters relating to any such examination or audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney and other documents as shall be reasonably necessary in connection therewith.

(f)             Purchasers and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Purchasers.

(g)                Sellers and Purchasers shall, to the extent possible, (i) treat Purchasers as a “successor employer” and Sellers as a “predecessor,” solely within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Sellers to be employed by the Purchasers for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

(h)             All monetary obligations of Sellers under the Assumed Leases, including the payment of any rent, tax charges, escalation, additional rent, utilities, common area maintenance charges, and any other amounts required to be paid by Sellers under the Assumed Leases (based upon the most recent ascertainable bills if current bills and/or information are not available) (the “Assumed Lease Payments”) (i) which relate to periods prior to the Closing Date shall be the responsibility of Sellers and (ii) which relate to the periods from and after the Closing Date shall be the responsibility of Purchasers. Notwithstanding anything to the contrary herein, Sellers and Purchasers shall prorate the Assumed Lease Payments at the Closing and the Adjusted Base Purchase Price shall be adjusted to provide Sellers with a credit for all monetary obligations of Sellers under the Assumed Leases that have been paid in advance and which relate to periods from and after the Closing Date and to provide Purchasers a credit for all monetary obligations under the Assumed Leases that have not been paid and which relate to periods prior to the Closing Date. All such prorations in connection with the Assumed Leases as of the Closing Date shall be final. At Closing, Sellers shall have the right to net any amounts owed by Sellers with respect to the foregoing against the Adjusted Purchase Price.

(i)                On the Closing Date and with respect to each Assumed Lease, Purchasers shall (i) deliver a security deposit, in a form and on the terms that are permitted under such Assumed Lease or otherwise acceptable to the landlord thereto, to the landlord under such Assumed Lease as a replacement for any security deposit that has previously been provided by Sellers in connection with such Assumed Lease and (ii) provide evidence reasonably satisfactory to Sellers that such obligation has been satisfied; provided, however, that in the event that Sellers have previously provided the landlord under an Assumed Lease with a security deposit in the form of a cash payment, then in lieu of Purchasers providing a replacement security deposit, Sellers shall, notwithstanding anything to the contrary herein, receive a credit for the full amount of such security deposit as an adjustment to the Purchase Price.

(j)                Notwithstanding anything to the contrary herein, Purchasers shall be responsible for any and all costs, fees, and expenses arising out of, or related to, the issuance of the Title Commitments, including, but not limited to, the escrow fees, closing fees, title examinations and searches, title insurance premiums, endorsements costs and any recording fees relating to the recordation of the Deeds.

Section 8.5         Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Purchasers, to

Emerisque Brands UK Limited
53 Davies Street
London W1K5JH
England
Facsimile: (011) 44 20 7152 6348
Attention: Ajay Khaitan, Chief Executive Officer

and

SKNL North America, B.V.
Oudegracht 202
Alkmaar 1811 CR
The Netherlands
Facsimile: (011) 91 22 2493 1685
Attention: Anil Channa

with a copy to

Steptoe & Johnson LLP
750 Seventh Avenue
New York, New York 10019
Facsimile: (212) 506-3950
Attention: Michael J.W. Rennock, Esq.

(b)	If to the Sellers, to

Hartmarx Corporation.
101 North Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 357-5321
Attention: General Counsel

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 407-0411
Attention: L. Byron Vance III, Esq.
George Panagakis, Esq.

Section 8.6        Descriptive Headings; Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 8.7        No Strict Construction. The Sellers and the Purchasers participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Sellers and the Purchasers, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any person with respect to this Agreement.

Section 8.8        Successors and Assigns.

(a)         Except as expressly permitted in this Agreement, the rights and obligations of the Parties under this Agreement shall not be assignable by such Parties without the written consent of the other Parties hereto, except that all or any portion of the right of Purchasers hereunder may be assigned prior to the Closing, without the consent of Sellers, to any Affiliate of the Purchasers; provided that (i) the assignee shall assume in writing all of such Purchaser’s obligations to Sellers hereunder, (ii) such Purchaser shall not be released from any of its obligations hereunder by reason of such assignment and (iii) such assignment shall not delay or otherwise impede in any respect (including by requiring any additional filings under the HSR Act) the timing for the consummation of the transactions contemplated hereby.

(b)         This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, including any subsequently appointed Chapter 11 or Chapter 7 trustee. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 8.8 any right, remedy or claim under or by reason of this Agreement.

Section 8.9        Entire Agreement. This Agreement (including the Ancillary Documents, Exhibits, Schedules and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto.

Section 8.10       Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of

New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the Bankruptcy Court), and waives any objection to the laying of venue of any such litigation in the Bankruptcy Court. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. For purposes of this Section 8.10 only, notwithstanding anything to the contrary herein, “Party” and “Parties” shall be deemed to include SKNL Parent.

Section 8.11      Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses.

Section 8.12      Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties hereto.

Section 8.13      Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Except as otherwise provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 8.14      Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

Section 8.15      Severability; Validity; Parties in Interest. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

ARTICLE IX

DEFINITIONS

As used herein, the terms below shall have the following meanings:

“1934 Act” has the meaning set forth in Section 3.23.

“Accounts Receivable” means, with respect to a Seller, all accounts receivable and other rights to payment from customers of such Seller and the full benefit of all security for such accounts receivable or rights to payment, including those consisting of all accounts receivable in respect of goods shipped or products sold or services rendered to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of each Seller related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Leased Real Property” has the meaning set forth in Section 1.1(f).

“Acquired Owned Real Property” has the meaning set forth in Section 1.1(f).

“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, proceeding or investigation by any person or Governmental Entity before any Governmental Entity or any arbitrator or mediator.

“Adjusted Base Purchase Price” has the meaning set forth in Section 1.6.

“Adjustment Amount” has the meaning set forth in Section 1.7.

“Affiliate” has the meaning set forth in Rule12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

 “Agreement” has the meaning set forth in the Preamble.

“Allocation Schedules” has the meaning set forth in Section 1.8.

“Alternative Transaction” means the Sellers entering, or otherwise agreeing to enter, into a transaction or series of transactions involving a sale, transfer or other disposition of all or any portion of the Acquired Assets to another purchaser or purchasers other than the Purchasers.

“Ancillary Documents” means the Bill of Sale, Deeds, Assignment and Assumption Agreement, Assignment of Patents, Assignment of Trademarks, Assignment of Copyrights, Assignment of Domain Names and each other agreement, document or instrument (other than this Agreement) executed and delivered by Sellers and Purchasers in connection with the consummation of the transactions contemplated by this Agreement.

“Asset Purchase” has the meaning set forth in the Recitals.

“Assigned Contract” has the meaning set forth in Section 1.1(c).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit B.

“Assignment of Copyrights” has the meaning set forth in Section 2.2(a)(ii).

“Assignment of Domain Names” has the meaning set forth in Section 2.2(a)(ii).

“Assignment of Patents” has the meaning set forth in Section 2.2(a)(ii).

“Assignment of Trademarks” has the meaning set forth in Section 2.2(a)(ii).

“Assumed Lease Payments” has the meaning set forth in Section 8.4(h).

“Assumed Leases” has the meaning set forth in Section 1.1(f).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Auction” has the meaning set forth in Section 5.7(a).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Purchase Price” has the meaning set forth in Section 1.6.

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Bidding Procedures” means bid procedures in substantially the form attached hereto as Exhibit J, to be approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, provided that any changes or modifications to Exhibit J shall be in form and substance acceptable to Purchasers in their sole discretion.

“Bidding Procedures Motion” means the motion in form and substance reasonably acceptable to Sellers and Purchasers, filed by Sellers to obtain approval of the Bidding Procedures and the Bidding Procedures Order, which motion may be included as part of the Sale Motion or may be a separate motion from the Sale Motion.

“Bidding Procedures Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit K approving the Bidding Procedures, provided that any changes or modifications to Exhibit K shall be in form and substance acceptable to Purchasers in their sole discretion.

“Bill of Sale” means the Bill of Sale substantially in the form of Exhibit D.

 “Brand Names” means the brand names set forth on Exhibit A.

“Break-Up Fee” means an amount equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000) which shall, subject to Bankruptcy Court approval, be afforded the protections, and be paid, as set forth in Section 7.2.

 “Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Canadian Acquired Assets” has the meaning set forth in the Canadian Agreement.

“Canadian Agreement”  means the Asset Purchase Agreement to be entered into between the Purchasers and the Canadian Sub pursuant to Section 5.8 in form and substance satisfactory to the Purchasers and the Canadian Sub.

“Canadian Sale Process” has the meaning set forth in the Canadian Agreement.

“Canadian Sub” means Coppley Apparel Group Limited, a corporation duly organized under the laws of the Province of Ontario, Canada.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.15(c).

“Computers” means all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, mobile communication devices (e.g., cell phones, satellite phones, personal digital assistants (PDAs)), peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all software and rights under any licenses related to such use.

 “Contract” means any agreement, contract, obligation, promise, instrument undertaking, purchase order, or other arrangements (whether written or oral) that is legally binding, other than Lease, to which any Seller is party.

“Copyrights” means all United States and foreign copyrights and copyrightable subject matter, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral or artist’s rights, all common law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright rights accruing by reason of any international copyright convention.

“Cure Costs” has the meaning set forth in Section 5.6.

“Customer Contracts” has the meaning set forth in Section 1.1(c)(i).

“Customer Lists” means all customer lists, files and Documents used or otherwise compiled in connection with the Business, including the following information: customer names; customer mailing addresses, email addresses, and other personal information; customer gift registries and all information related thereto; all records regarding customer purchasing and payment histories; and any and all other customer information.

“Deeds” means the special warranty deeds (or state-specific equivalent) transferring title to the Acquired Owned Real Property to be delivered pursuant to Section 2.2.

“Des Plaines Mortgage Loan” means that certain loan made pursuant to that certain Loan Agreement, dated as of May 3, 2001, by and between Bank of America, N.A. to HSM Real Estate LLC and Hart Schaffner & Marx, and secured by, amongst other things, that certain Acquired Owned Real Property located at 1680-1700 East Touhy Avenue, Des Plaines, Illinois 60018.

“Des Plaines Mortgage Loan Documents” means any and all credit agreements, loan documents, instruments, mortgages, security agreements, financing statements, guarantees, or other documents delivered by a Seller in connection with the Des Plaines Mortgage Loan.

“DIP Balance”  means the sum of (i) the aggregate outstanding amounts owed by the Sellers under the DIP Financing and (ii) the face value of letters of credit issued and outstanding under the DIP Financing (excluding any such letters of credit under which the DIP Lenders have no liability from and after the Closing other than those letters of credit which are assumed or replaced by the Purchasers at Closing in accordance with the terms of this Agreement).

“DIP Balance Certificate”  means a certificate signed by the chief financial officer of Parent, in form satisfactory to the Purchasers and Wachovia, setting forth the Pre-Closing DIP Balance and delivered to Purchasers pursuant to Section 1.7.

“DIP Budget” means the budget defined and referenced in the DIP Order, as amended or modified through the Effective Date.

“DIP Financing” means the financing transaction referenced and approved in the DIP Order, as amended or modified from time to time in accordance with the DIP Order.

“DIP Lenders”  means the lenders providing the DIP Financing.

“DIP Order” means the Order (A) Authorizing Debtors to Obtain Final Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. § 105.363 and 364(c); (B) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (C) Authorizing Debtors to Enter Into Agreements with Wachovia Capital Finance Corporation (Central), as Agent, entered on the docket in the Chapter 11 Cases on February 19, 2009, Docket No. 149.

“Documents” means all books, records, files, invoices, Inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business.

“DOJ” has the meaning set forth in Section 5.3(b).

“Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet. A Domain Name may or may not also be a Trademark.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Administrative Claims” has the meaning set forth in Section 1.3(d).

“Emerisque” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, lien, claim, mortgage, lease, hypothecation, deed of trust, pledge, security interest, option, rights of setoff, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, liability, commitment, or other similar restriction of any kind, other than Permitted Encumbrances.

“Environment” means all air, water vapor, surface water, groundwater, drinking water supply or land, including land surface or subsurface, and includes all fish, wildlife, biota and all other natural resources.

“Environmental Laws” means all foreign, federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations or rule of common law (including with respect to the Business, specific Environmental Permits and Orders), as in effect on the date hereof, relating to the protection of the Environment and/or governing the discharge of pollutants or the use, storage,, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including but not limited to the Resource Conservation and Recovery Act of 1976 as amended (“RCRA”), the Clean Air Act as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970 and state and foreign statutes similar to or based upon the foregoing, as the same are in effect on the date hereof.

“Environmental Permits” means all permits, licenses, certificates, approvals, authorizations, consents or registrations issued by a Governmental Entity pursuant to an Environmental Law.

“Equipment” means all furniture, fixtures, equipment, Computers, machinery, apparatus, appliances, spare parts, signage, supplies, vehicles, forklifts and all other tangible personal property of very kind and description in which Sellers have an interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.14(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(e).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Existing Letters of Credit” has the meaning set forth in Section 5.12.

“Excluded Real Property” has the meaning set forth in Section 5.20.

“Expense Reimbursement” means all reasonable costs and expenses of Purchasers incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, reasonable expenses of counsel and other outside consultants and reasonable legal expenses related to the transactions contemplated hereby, preparing and negotiating this Agreement and documents related hereto, investigating Sellers or the Acquired Assets), in the amount of Two Million Dollars ($2,000,000.00) which shall, subject to Bankruptcy Court approval, be afforded the protections, and be paid, as set forth in Section 7.2.

“Final Order” means an action taken or Order issued by the applicable Governmental Entity as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof, (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Entity and the time for filing any such petition or protest is passed, (iii) the Governmental Entity does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed, and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof; provided, however, that a request for a stay, appeal, motion to rehear or reconsider or petition for certiorari referred to above shall be disregarded for purposes of such clause if such request for a stay, appeal, motion to rehear or reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to result in more than $250,000 of losses to Purchasers.

“Financing” means financing facilities available to Purchasers as of the Closing Date providing for sufficient availability to fund the Adjusted Base Purchase Price.

“Financing Commitment Letters” has the meaning set forth in Section 5.18(a).

“FTC” has the meaning set forth in Section 5.3(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign or any court, tribunal, arbitration panel or judicial body having jurisdiction.

“Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “controlled waste,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum, petroleum products, polychlorinated biphenyls, asbestos and any substance (alone or in combination with any other substance) likely to cause significant harm to the environment.

“Hired Employees” has the meaning set forth in Section 5.13(a).

“Hired Represented Employees” has the meaning set forth in Section 5.13(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of the business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i)

through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights of any kind owned, used or licensed (as licensor or licensee) by a Seller, including all Software, Copyrights, Patents, Trademarks, Trade Secrets, Domain Names and Customer Lists; all rights to privacy and proprietary rights to personal information, all inventions (whether patentable or not), invention disclosures, improvements, know-how, technology and technical data and all documentation relating to any of the foregoing; all industrial designs and any registrations and applications therefor; all databases and data collections and all rights therein; all moral and economic rights of authors and inventors, however denominated; all intellectual, literary, artistic, design and moral rights in and to all artwork, designs, sketches, websites, concept and themes, and all graphic, photographic, and other creative and other artistic expressions and visual representation ever created or used by Sellers at any time in connection with the manufacture, advertising, marketing, distribution and sale of products bearing any of the Trademarks in connection with the operation of the Business; and all rights and remedies related thereto (including the right to sue for and recover damages, profits and any other remedy in connection therewith) for past, present or future infringement, misappropriation or other violation relating to any of the foregoing.

“Inventory” has the meaning set forth in Section 1.1(e).

“Junior Secured Note” has the meaning set forth in Section 1.6.

“Knowledge,” with respect to the Sellers, means the actual knowledge of any executive officer of any Seller.

“Leased Real Property” has the meaning set forth in Section 3.13(a).

“Leases” has the meaning set forth in Section 3.13(a).

“Legal Requirement” means any federal, state, provincial, local. municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“License Agreements” has the meaning set forth in Section 1.1(c)(iii).

“Loan Assignment and Assumption Agreements” means, collectively, all instruments, deeds, assignments, assumptions, amendments and other agreements, each in form and substance reasonably acceptable to the Purchasers and the lender under the Des Plaines Mortgage Loan, for the assignment to, and assumption by, Purchasers or their designee(s) of all of the right, title and interest in, and obligations of, HSM Real Estate LLC and Hart Schaffner & Marx under the Des Plaines Mortgage Loan Documents.

“Material Adverse Effect” means any event or condition in respect of the operation of the Business, the Acquired Assets, and the Assumed Liabilities that individually or in the aggregate results in a material adverse effect on the properties, liabilities, business, condition (financial or otherwise), operations or prospects of the Business taken as a whole, other than the effects of events or conditions resulting from (i) the Chapter 11 Cases, (ii) changes in general economic, financial market or geopolitical conditions, (iii) general changes or developments in the industries and markets in which the Business operates, (iv) the announcement and performance of this Agreement and the other transactions contemplated by this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business to the extent due to the announcement and performance of this Agreement or the identity of Purchasers, (v) any actions required under this Agreement to obtain any approval or authorization required under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (vi) changes in (or proposals to change) any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof or (vii) any outbreak or escalation of hostilities or war or any act of terrorism.

“Material Contract” means any Contract to which any Seller is a party or by which any of the Acquired Assets are bound and pursuant to which Sellers would be required to make or entitled to receive, as applicable, payments in excess of $500,000.00 from and after the Effective Date.

“Non-Represented Hired Employees” has the meaning set forth in Section 5.13(f).

“Operating Budget”  means a budget in form and substance satisfactory to Purchasers to be prepared by the Sellers and approved by the DIP Lenders governing the operations of the Business from the Effective Date through the Closing Date, which budget shall be substituted for the DIP Budget upon its approval by the DIP Lenders.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Original Agreement”  has the meaning set forth in the Recitals.

 “Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the Preamble.

“Party” or “Parties” means, individually or collectively, each Purchaser, Seller and Canadian Sub.

“Patents” means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, continued prosecution applications, requests for continued examination, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, inventions (whether or not patentable or reduced to practice) or improvements thereto.

 “Permits” means all franchises, grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity which are necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of the Sellers, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business, consistent with past practice, with respect to obligations that are not delinquent; (iii) any recorded or unrecorded easements, covenants, trackage rights, rights of way, covenants, conditions, restrictions, declarations, leases, licenses, and other similar matters or imperfections of title with respect to the Acquired Owned Real Property or Acquired Leased Real Property or personalty that do not in any material respect detract from the marketability or insurability (at standard premiums) thereof and do not individually or in the aggregate materially interfere with the present use of the property subject thereto, (iv) encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the Acquired Owned Real Property and that do not materially detract from the marketability or insurability (at standard premiums) of or individually or in the aggregate materially interfere with the present the use of the Acquired Owned Real Property subject thereto, (v) options to purchase and/or rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any of the Acquired Owned Real Property that would not reasonably be expected to have a Material Adverse Effect, (vi) deposits under worker’s compensation, unemployment insurance and social security laws to the extent required by law and to the extent not related to any Excluded Liability, (vii) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the Acquired Owned Real Property or Leased Real Property, (viii) licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice, (ix) those items set forth on Schedule 3.7, (x) the Assumed Liabilities, (xi) any and all matters disclosed on any title insurance policy and marked on a survey (where such matters can reasonably be marked on a survey) for any Acquired Owned Real Property, but only if copies of such title insurance policy and survey were made available by Sellers to Purchaser prior to the Effective Date, and (xii) any matters set forth on any approved Title Commitment on the Closing Date. For the avoidance of doubt, it is expressly agreed that the mortgages and deeds of trust in favor of Congress Finance Corporation (or its successors and assigns) referenced in the Title Commitments are not Permitted Encumbrances.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Petitions” has the meaning set forth in the Recitals.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing DIP Balance” means the DIP Balance as of the close of business on the day immediately preceding the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“PTO” has the meaning set forth in Section 1.3(e).

“PTO Policies” has the meaning set forth in Section 1.3(e).

“Purchase Price” has the meaning set forth in Section 1.6.

“Purchaser Termination Fee” has the meaning set forth in Section 7.2(c).

“Purchasers” has the meaning set forth in the Preamble.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consents” means the filings by Sellers and Purchasers required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement or a competing transaction.

“Sale Motion” means the motion, in form and substance reasonably acceptable to Sellers and Purchasers, filed by Sellers pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to obtain the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit C authorizing and approving the sale of the Acquired Assets to Purchasers on the terms and conditions set forth herein, provided, that any changes or modifications to Exhibit C shall be in form and substance acceptable to Purchasers in their sole discretion.

“Sellers” has the meaning set forth in the Preamble.

“Seller SEC Documents” means all forms, reports, schedules, statements and other documents filed by the Sellers since January 1, 2006 under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (as such documents have been amended since the time of their filing).

“SKNL” has the meaning set forth in the Preamble.

“SKNL Parent” has the meaning set forth in the Preamble.

“Software” has the meaning set forth in Section 1.1(i).

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Supplier Contracts” has the meaning set forth in Section 1.1(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 1.1(g).

“Tangible Personal Property Removal” has the meaning set forth in Section 5.20.

“Tangible Personal Property Removal Period” has the meaning set forth in Section 5.20.

“Tax” or “Taxes” (and with correlative meaning, “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural real sources, real property, personal property, ad valorem, intangibles, rent, occupancy, vault, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levies or other governmental charges or assessments or deficiencies thereof (including all interest, penalties and additions to tax whether disputed or not) and, (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

“Termination Notice” has the meaning set forth in Section 7.1(f).

“Third Party Consents” means the consents, approvals and waivers set forth on Schedule 3.3.

“Title Commitments” has the meaning set forth in Section 2.2(a)(xiii).

“Title Company” means First American Title Insurance Company and its affiliated companies or such other title insurance or abstract company as shall be reasonably selected by the Purchasers (provided that any cancellation costs related to the use of a title company other than First American Title Insurance Company shall be at the sole cost and expense of Purchasers).

“Title IV Plan” has the meaning set forth in Section 3.14(b)

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business is conducted), and any other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations, and pending applications to register the foregoing (including intent to use applications), and all goodwill related to or symbolized by the foregoing.

“Trade Secrets” means confidential and/or proprietary information, trade secrets and all information in whatever form or medium, including non-memorialized form, not generally known to the public and which provides a Seller any advantage.

“Transfer Taxes” has the meaning set forth in Section 8.4(b).

“Transition Services Agreement” has the meaning set forth in Section 2.2(a)(ix).

“Unaudited Financial Statements” has the meaning set forth in Section 3.24.

“Wachovia” has the meaning set forth in Section 5.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local law.

“Wool Refund Designee” has the meaning set forth in Section 5.22.

IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

SELLERS:

HARTMARX CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

ANNISTON SPORTSWEAR CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

BRIAR, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

CHICAGO TROUSER COMPANY, LTD.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

C.M. CLOTHING, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

C.M. OUTLET CORP.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

CONSOLIDATED APPAREL GROUP, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

COPPLEY APPAREL GROUP LIMITED

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

COUNTRY MISS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

COUNTRY SUBURBANS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

DIRECT ROUTE MARKETING CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

E-TOWN SPORTSWEAR CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

FAIRWOOD-WELLS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

GLENEAGLES, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HANDMACHER FASHIONS FACTORY OUTLET, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HANDMACHER-VOGEL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HART SCHAFFNER & MARX

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HART SERVICES, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HARTMARX INTERNATIONAL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HICKEY-FREEMAN CO., INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HIGGINS, FRANK & HILL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HMX LUXURY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HMX SPORTSWEAR, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HOOSIER FACTORIES, INCORPORATED

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HSM REAL ESTATE LLC

By: Hart Schaffner & Marx, its sole member

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

HSM UNIVERSITY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

INTERCONTINENTAL APPAREL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

INTERNATIONAL WOMEN’S APPAREL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

JAYMAR-RUBY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

JRSS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

KUPPENHEIMER MEN’S CLOTHIERS DADEVILLE, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

MONARCHY GROUP, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

NATIONAL CLOTHING COMPANY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

106 REAL ESTATE CORP.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

NYC SWEATERS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

ROBERT’S INTERNATIONAL CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

ROBERT SURREY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

SALHOLD, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

SEAFORD CLOTHING CO.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

SIMPLY BLUE APPAREL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

SOCIETY BRAND, LTD.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

SWEATER.COM APPAREL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

TAG LICENSING, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

TAILORED TREND, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

THORNGATE UNIFORMS, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

THOS. HEATH CLOTHES, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

TRADE FINANCE INTERNATIONAL LIMITED

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

UNIVERSAL DESIGN GROUP, LTD.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

M. WILE & COMPANY, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

WINCHESTER CLOTHING COMPANY

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

YORKE SHIRT CORPORATION

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

ZOOEY APPAREL, INC.

By:	/s/ Glenn R. Morgan
Name: Glenn R. Morgan
Title: Vice President

PURCHASERS:

EMERISQUE BRANDS UK LIMITED

By:	/s/ Ajay Khaitan
Name: Ajay Khaitan
Title: Chief Executive

SKNL NORTH AMERICA, B.V.

By:	/s/ Anil Channa
Name: Anil Channa
Title: Authorized Signatory

SKNL PARENT:

S. KUMARS NATIONWIDE LIMITED

By:	/s/ Anil Channa
Name: Anil Channa
Title: Deputy Managing Director

APPENDIX I

Anniston Sportswear Corporation	Thos. Heath Clothes, Inc.
Briar, Inc.	Trade Finance International Limited
Chicago Trouser Company, Ltd.	Universal Design Group, Ltd.
C.M. Clothing, Inc.	M. Wile & Company, Inc.
C.M. Outlet Corp.	Winchester Clothing Company
Consolidated Apparel Group, Inc.	Yorke Shirt Corporation
Coppley Apparel Group Limited	Zooey Apparel, Inc.
Country Miss, Inc.
Country Suburbans, Inc.
Direct Route Marketing Corporation
E-Town Sportswear Corporation
Fairwood-Wells, Inc.
Gleneagles, Inc.
Handmacher Fashions Factory Outlet, Inc.
Handmacher-Vogel, Inc.
Hart Schaffner & Marx
Hart Services, Inc.
Hartmarx International, Inc.
Hickey-Freeman Co., Inc.
Higgins, Frank & Hill, Inc.
HMX Luxury, Inc.
HMX Sportswear, Inc.
Hoosier Factories, Incorporated
HSM Real Estate LLC
HSM University, Inc.
Intercontinental Apparel, Inc.
International Women’s Apparel, Inc.
Jaymar-Ruby, Inc.
JRSS, Inc.
Kuppenheimer Men’s Clothiers Dadeville, Inc.
Monarchy Group, Inc.
National Clothing Company, Inc.
106 Real Estate Corp.
NYC Sweaters, Inc.
Robert’s International Corporation
Robert Surrey, Inc.
Salhold, Inc.
Seaford Clothing Co.
Simply Blue Apparel, Inc.
Society Brand, Ltd.
Sweater.com Apparel, Inc.
Tag Licensing, Inc.
Tailored Trend, Inc.
Thorngate Uniforms, Inc.